    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            _______________________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            _______________________
                           ZEMEX CANADA CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

          CANADA                               NONE                        1031
(State or other jurisdiction of           (I.R.S. Employer       (Primary Standard Industrial
 incorporation or organization)            Identification         Classification Code Number)
                                              Number)

                         CANADA TRUST TOWER, BCE PLACE
                          161 BAY STREET, SUITE 3750
                       TORONTO, ONTARIO, CANADA M5J 2S1
                                (416) 365-8080
   (Address and Telephone Number of Registrant's Principal Executive Office)

                            _______________________
                               PATRICIA K. MORAN
                         CANADA TRUST TOWER, BCE PLACE
                          161 BAY STREET, SUITE 3750
                       TORONTO, ONTARIO, CANADA M5J 2S1
                                (416) 365-8080
           (Name, Address and Telephone Number of Agent for Service)

                                  COPIES TO:


    RONALD R. LEVINE, II, ESQ.              JAY C. KELLERMAN, ESQ.
   DAVIS, GRAHAM & STUBBS LLP                 STIKEMAN ELLIOTT
370 SEVENTEENTH STREET, SUITE 4700     COMMERCE COURT WEST, SUITE 5300
     DENVER, COLORADO 80202            TORONTO, ONTARIO, CANADA M5L 1B9
        (303) 892-9400                         (416) 869-5500

                            _______________________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Zemex Corporation referred to in this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================

                                       AMOUNT OF SHARES        PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
TITLE OF SHARES TO BE REGISTERED       TO BE REGISTERED     OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE  REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Shares, without par value.....  8,681,976 shares             $6.56/(1)/               $56,953,763             $16,802.
================================================================================================================================

(1) Estimated in accordance with Rule 457, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Tape on September 30, 1998 for the Common Stock, par value $1.00 per share, of Zemex Corporation, which will be converted into Common Shares of Zemex Canada Corporation on a one-for-one basis pursuant to the merger described in this Registration Statement.

                            _______________________


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             CROSS REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K
                 Showing Location in Prospectus of Information
                             Required by Form S-4

ITEM NUMBER AND CAPTION                                            LOCATION IN PROSPECTUS BY CAPTION
1.  Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus..........................       Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus..............................................       Table of Contents; Available Information

3.  Risk Factors, Ratio of Earnings to Fixed Charges
    and Other Information...................................       Summary; Risk Factors

4.  Terms of the Transaction................................       Outside Front Cover Page; Summary; Reincorporation Merger
                                                                   Proposal; Merger Agreement; Comparative Rights of Shareholders;
                                                                   Certain United States Federal Tax Considerations; Certain
                                                                   Canadian Federal Tax Considerations; Accounting Treatment;
                                                                   Description of Share Capital

5.  Pro Forma Financial Information.........................       Not Applicable

6.  Material Contacts with the Company Being
    Acquired...............................................        Not Applicable

7.  Additional Information Required for Reoffering
    by Persons and Parties Deemed to Be
    Underwriters...........................................        Not Applicable

8.  Interests of Named Experts and Counsel.................        Not Applicable

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities.........        Not Applicable

10. Information with Respect to S-3 Registrants............        Not Applicable

11. Incorporation of Certain Information by
    Reference..............................................        Not Applicable

12. Information with Respect to S-2 or S-3
    Registrants............................................        Not Applicable

13. Incorporation of Certain Information by
    Reference..............................................        Not Applicable

14. Information with Respect to Registrants other
    than S-2 or S-3 Registrants............................        Summary; Business of the Company; Selected Historical
                                                                   Financial Data; Financial Statements

15. Information with Respect to S-3 Companies..............        Not Applicable

16. Information with Respect to S-2 or S-3
    Companies..............................................        Summary; Incorporation of Certain Documents by
                                                                   Reference; Selected Historical Financial Data; Business
                                                                   of Zemex
17. Information with Respect to Companies Other
    Than S-2 or S-3 Companies..............................        Not Applicable

18. Information if Proxies, Consents or
    Authorizations are to be Solicited.....................        Outside Front Cover Page; Summary; Voting and Proxy
                                                                   Information; Dissenters' Rights; Security Ownership;
                                                                   Management of Zemex and the Company

19. Information if Proxies, Consents or
    Authorizations are not to be Solicited in an
    Exchange Offer.........................................        Not Applicable



                               ZEMEX CORPORATION
                         CANADA TRUST TOWER, BCE PLACE
                          161 BAY STREET, SUITE 3750
                       TORONTO, ONTARIO, CANADA  M5J 2S1

                              November ___, 1998


Dear Zemex Corporation Shareholder:

You are cordially invited to attend a special meeting of shareholders of Zemex Corporation ("Zemex") to be held on Friday, December 18, 1998 at 1:00 p.m. in Room "C", 11th Floor, The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017.

At the Special Meeting of Shareholders, you will be asked to consider and vote upon a proposal to approve a reincorporation into Canada by means of a merger of a subsidiary of Zemex Canada Corporation ("Zemex Canada"), a Canadian company, with and into Zemex (the "Reincorporation Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 1, 1998, among Zemex, Zemex Canada Corporation and Zemex Acquisition Corporation. Pursuant to the Merger Agreement, (i) each outstanding common share of Zemex will be converted into one common share of Zemex Canada, and (ii) Zemex will become a wholly-owned subsidiary of Zemex Canada. The Reincorporation Merger is more completely described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Annex A thereto.

The board of directors of Zemex has determined the Reincorporation Merger to be beneficial to Zemex and its shareholders, has approved the Merger Agreement and the Reincorporation Merger, and unanimously recommends that the shareholders vote for approval of this transaction.

At the completion of this transaction, Zemex Canada will be listed for trading on both The Toronto Stock Exchange and the New York Stock Exchange.

Please read the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Reincorporation Merger and additional related information.

Sincerely,

ZEMEX CORPORATION



Richard L. Lister
President and Chief Executive Officer

                               ZEMEX CORPORATION
                         CANADA TRUST TOWER, BCE PLACE
                          161 BAY STREET, SUITE 3750
                       TORONTO, ONTARIO, CANADA  M5J 2S1


                             ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             ____________________

To the Shareholders:

A special meeting of the shareholders of Zemex Corporation ("Zemex") will be held in Room "C", 11th Floor, The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, on Friday, December 18, 1998, at 1:00 p.m. for the purpose of considering and acting upon a proposal to approve a reincorporation into Canada by means of a merger of a subsidiary of Zemex Canada Corporation, a Canadian company ("Zemex Canada"), with and into Zemex pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 1, 1998, among Zemex, Zemex Canada and Zemex Acquisition Corporation. Pursuant to the Merger Agreement, (i) each outstanding common share of Zemex will be converted into one common share of Zemex Canada, and (ii) Zemex will become a wholly-owned subsidiary of Zemex Canada.

Once this transaction has been completed, Zemex Canada will be listed for trading on both The Toronto Stock Exchange and the New York Stock Exchange.

Only shareholders of record at the close of business on November 10, 1998, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the office of the Corporate Secretary of Zemex for a period of 10 days prior to the meeting.

If you do not expect to attend in person, please sign and return the enclosed proxy.

By Order of the Board of Directors,



Patricia K. Moran
Corporate Secretary and Assistant Treasurer

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER 5, 1998

    ZEMEX CANADA CORPORATION                       ZEMEX CORPORATION
  CANADA TRUST TOWER, BCE PLACE               CANADA TRUST TOWER, BCE PLACE
   161 BAY STREET, SUITE 3750                   161 BAY STREET, SUITE 3750
TORONTO, ONTARIO, CANADA  M5J 2S1            TORONTO, ONTARIO, CANADA  M5J 2S1
                           _________________________

                          PROXY STATEMENT/PROSPECTUS

Zemex Canada Corporation, a company organized under the Canada Business Corporations Act (the "Company"), has agreed to a transaction which will facilitate the change of domicile of Zemex Corporation, a Delaware corporation ("Zemex"), from Delaware to Canada. A special meeting of Zemex shareholders will be held to consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of October 1, 1998 by and among the Company, Zemex and Zemex Acquisition Corporation (the "Merger Agreement"), pursuant to which each outstanding share of common stock, par value $1.00 per share, of Zemex ("Zemex Common Stock") will be converted into one common share, without par value, of the Company ("Company Common Shares"), and Zemex will become a wholly-owned subsidiary of the Company (the "Reincorporation Merger"). The full text of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus. As of November __, 1998, there were _____ outstanding shares of Zemex Common Stock.

This Proxy Statement/Prospectus constitutes (i) the proxy statement of Zemex with respect to the solicitation of proxies from Zemex shareholders by the board of directors of Zemex to approve the Merger Agreement, and (ii) the prospectus of the Company with respect to the issuance of Company Common Shares to Zemex shareholders upon the consummation of the Reincorporation Merger.

The Reincorporation Merger will be consummated only if certain conditions are satisfied, including the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Zemex Common Stock. See "Merger Agreement--Conditions to the Consummation of the Reincorporation Merger." The Zemex Board of Directors has approved the Merger Agreement and the Reincorporation Merger, and recommends that shareholders of Zemex vote FOR approval of the Merger Agreement. Dundee Bancorp International Inc., which is the holder of approximately 34% of the outstanding Zemex Common Stock, and members of the Board of Directors of Zemex, who own approximately __% of the outstanding Zemex Common Stock, have indicated that they intend to vote for the approval of the Merger Agreement. See "Voting and Proxy Information-- Vote Required for Approval."

Zemex Common Stock is currently listed for trading on the New York Stock Exchange under the symbol "ZMX" and, immediately following the consummation of the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange.

This Proxy Statement/Prospectus is first being mailed to shareholders of Zemex Common Stock on or about November 12, 1998.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE REINCORPORATION MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                           _________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROXY  STATEMENT/ PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________

The date of this Proxy Statement/Prospectus is November ____, 1998.

                             AVAILABLE INFORMATION

Zemex has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Zemex files, and following the Reincorporation Merger the Company will file, reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the public reference section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

The Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. Statements contained herein concerning the provisions of documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                           _________________________

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (without exhibits unless such exhibits are specifically incorporated by reference) are available without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request to Zemex Corporation, Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, Canada M5J 2S1, Attention: Patricia K. Moran, Telephone (416) 365-8080.

The following documents filed by Zemex with the SEC under the Exchange Act are hereby incorporated by reference herein:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K");

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (the "March 31, 1998 Form 10-Q");

     3. Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (the "June 30, 1998 Form 10-Q"); and

     4. Current Report on Form 8-K dated May 20, 1998.

All documents filed by Zemex under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the Company Common Shares offered hereby shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

This Proxy Statement/Prospectus is being accompanied by a copy of the Zemex 1997 Form 10-K, the 1997 Annual Report to Shareholders filed as an exhibit thereto and the June 30, 1998 Form 10-Q. Portions of the 1997 Annual Report that are not specifically incorporated by reference into the 1997 Form 10-K are not part of the Registration Statement of which this Proxy Statement/Prospectus is a part.

                           _________________________



                      ENFORCEABILITY OF CIVIL LIABILITIES

The Company is incorporated under the laws of Canada and certain of its directors and officers are residents of Canada. In addition, a portion of the assets of the Company and such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States against the Company or such persons or to enforce in United States courts judgments obtained against the Company or such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. The Company may be served with process in the United States by serving Ronald R. Levine, II, c/o Davis, Graham & Stubbs LLP, 370 Seventeenth Street, Denver, Colorado 80202, its United States agent appointed for that purpose.

                           _________________________

No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Company Common Shares to which it relates or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall under any circumstances imply that information contained herein is correct at any time subsequent to its date.

                           _________________________

CAUTIONARY "SAFE HARBOR" STATEMENT UNDER THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

With the exception of historical matters, the matters discussed or incorporated by reference in this Proxy Statement/Prospectus are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the intent, belief or current expectations of the Company and members of its senior management team, including without limitation, post transaction performance and opportunities, the attractiveness of an investment in Zemex Canada to Canadian and other investors, market acceptance in the Canadian capital markets and enhanced liquidity. Factors that could cause actual results to differ materially include, among others, fluctuations in aluminum prices, problems regarding unanticipated competition, processing, access and transportation of supplies, availability of materials and equipment, force majeure events, the failure of plant equipment or processes to operate in accordance with specifications or expectations, accidents, labor relations, delays in start-up dates, environmental costs and risks, the outcome of acquisition negotiations and general domestic and international economic and political conditions, as well as other factors described herein or in the filings of Zemex with the SEC. Many of these factors are beyond the ability of Zemex to predict or control. Readers are cautioned not to put undue reliance on forward looking statements.

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----

SUMMARY.............................................................. 6
     The Companies................................................... 6
     Reincorporation Merger Proposal................................. 6
     Special Meeting................................................. 7
     Dissenters' Rights.............................................. 8
     Comparative Rights of Shareholders.............................. 9
     Certain Tax Considerations...................................... 9
     Accounting Treatment............................................ 9
     Third Party Consents............................................10
     Risk Factors....................................................10

SUMMARY HISTORICAL FINANCIAL DATA....................................11
     Market and Trading Prices of Securities.........................12

RISK FACTORS.........................................................13
     Adverse Tax Consequences........................................13
     Possible Volatility of Stock Price..............................13

REINCORPORATION MERGER PROPOSAL......................................15
     Background of the Reincorporation Merger Proposal...............15
     Purposes and Effects of the Change of Domicile..................16
     Recommendation of the Zemex Board of Directors..................16

MERGER AGREEMENT.....................................................17
     General.........................................................17
     Effective Time of the Reincorporation Merger....................17
     Conditions to the Consummation of the Reincorporation Merger....17
     Third Party Consents............................................18
     Exchange of Share Certificates..................................18
     Employee Matters; Stock Options.................................18
     Indemnification.................................................19
     Termination.....................................................19

VOTING AND PROXY INFORMATION.........................................19
     Special Meeting.................................................19
     Record Date.....................................................19
     Vote Required for Approval......................................20
     Proxies.........................................................20

DISSENTERS' RIGHTS...................................................21

COMPARATIVE RIGHTS OF SHAREHOLDERS...................................21

SELECTED HISTORICAL FINANCIAL DATA...................................29

SECURITY OWNERSHIP...................................................30

BUSINESS OF ZEMEX....................................................32

BUSINESS OF THE COMPANY..............................................33

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS.....................33
     Reincorporation.................................................33
     Ownership of the Company Common Shares..........................34

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS...................36

ACCOUNTING TREATMENT.................................................38

MANAGEMENT OF ZEMEX AND THE COMPANY..................................38
     Directors, Executive Officers and Certain Key Employees.........38

DESCRIPTION OF SHARE CAPITAL.........................................39
     Common Shares...................................................39
     First Preference Shares.........................................40
     Registrar and Transfer Agent....................................40

MARKET PRICES, DIVIDENDS AND TRADING INFORMATION.....................40
     Company Common Shares...........................................40
     Dividend Policy.................................................40

LEGAL MATTERS........................................................41

EXPERTS..............................................................41

ANNEX A.............................................................A-1
     Agreement and Plan of Merger

                                    SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Proxy Statement/Prospectus, including the annexes hereto and in the documents incorporated herein by reference. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus. The symbol "$" in this Proxy
Statement/Prospectus refers to United States dollars.

THE COMPANIES

Zemex.  Zemex Corporation ("Zemex"), a Delaware corporation, was incorporated in
-----
1985 as the successor to Pacific Tin Corporation. Zemex is a niche producer of industrial minerals and metal products. Its principal businesses are industrial minerals, metal powders, and aluminum dross recycling. Its major products include feldspar, feldspathic minerals, kaolin, sand, mica, talc, ferrous and non ferrous powders, and aluminum dross derivatives. Zemex's principal offices are located at Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, Canada M5J 2S1, and its telephone number is (416) 365-8080.

The Company.  Zemex Canada Corporation (the "Company"), a company incorporated
-----------
under the Canada Business Corporations Act ("CBCA"), was incorporated to facilitate the change of domicile of Zemex from Delaware to Canada. After consummation of the Reincorporation Merger, the outstanding capital stock of the Company will be held by the current shareholders of Zemex, and Zemex will become a wholly-owned subsidiary of the Company. The Company will continue to conduct the business in which Zemex is currently engaged. The Company's registered office is located at Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, Canada M5J 2S1, and its telephone number is (416) 365-8080.

REINCORPORATION MERGER PROPOSAL

General

The board of directors of Zemex has determined that it is advisable to change Zemex's domicile from Delaware to Canada. The Board is proposing that the change of domicile be effected pursuant to the Merger Agreement. Pursuant to the Merger Agreement, shareholders of Zemex will become shareholders of the Company, and Zemex will become a wholly-owned subsidiary of the Company. Immediately prior to the Reincorporation Merger, the Company will change its name to Zemex Corporation, and in the Merger Zemex will change its name to Zemex U.S. Corporation. The change of domicile will not result in any material change to the business of Zemex and will not have any effect on the relative equity or voting interests of Zemex's shareholders in the Zemex business, but will, however, result in certain changes in the rights and obligations of current Zemex shareholders under applicable corporate and tax laws. See "Risk Factors", "Comparative Rights of Shareholders" and "Reincorporation Merger Proposal".

Purposes and Effects of Change of Domicile

The purpose of the Reincorporation Merger is to change Zemex's domicile from Delaware to Canada, which the Zemex Board of Directors believes will afford greater access to the Canadian capital markets and investors (which have a significant interest in natural resource companies). See "Reincorporation Merger Proposal--Purposes and Effects of the Change of Domicile" and "Certain United States Federal Tax Considerations". The expected dual listing of the Company Common Shares for trading on the New York Stock Exchange and The Toronto Stock Exchange should also enhance liquidity for shareholders through the creation of a broader and deeper trading market. See "Reincorporation Merger Proposal".

Terms of Merger Agreement

Under the terms of the Merger Agreement, Zemex Acquisition Corporation, a newly-formed, direct subsidiary of the Company, incorporated under the laws of Delaware, will merge with and into Zemex, the separate corporate existence of the merger subsidiary will cease, Zemex will be the surviving corporation, each previously outstanding share of the merger subsidiary's common stock will be converted into one share of Zemex Common Stock and each previously outstanding share of Zemex Common Stock will be converted into one Company Common Share.
The previously outstanding Company Common Shares will be canceled. As a result of the foregoing, Zemex will become a wholly-owned subsidiary of the Company and the current shareholders of Zemex will own the outstanding Company Common Shares. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the Reincorporation Merger will be substantially identical to the assets and liabilities of Zemex and its subsidiaries on a consolidated basis immediately prior to the Reincorporation Merger.

The Company has agreed in the Merger Agreement to establish for employees of Zemex and the Company new benefit plans which are substantially similar to existing employee benefit plans of Zemex. The Company has also agreed to indemnify current and former directors and officers of Zemex for losses arising out of their service in such capacities prior to and including the effective time of the Reincorporation Merger, and the Company has agreed to indemnify Zemex's affiliates, directors and officers from and against losses suffered by such parties relating to any breach of any covenant in the Merger Agreement by the Company.

For a more detailed discussion of the terms of the Merger Agreement, see "Merger Agreement" and the full text of the Merger Agreement attached hereto as Annex A.

Recommendation of the Zemex Board of Directors

THE ZEMEX BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS OF ZEMEX VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In reaching such determination, the board has considered the various factors described under "Reincorporation Merger Proposal--Recommendation of the Zemex Board of Directors." See "Reincorporation Merger Proposal".

SPECIAL MEETING

Time, Date, Place and Purpose

A special meeting of the Zemex shareholders will be held at 1:00 p.m. on Friday, December 18, 1998, at Room "C", 11th Floor, The Chase Manhattan Bank, New York, New York 10017 (or at any adjournments or postponements thereof) to consider and vote on the proposal to approve the Merger Agreement and any other matters that may properly come before such meeting. The presence, in person or by proxy, of the shareholders holding a majority of the outstanding Zemex Common Stock will constitute a quorum. See "Voting and Proxy Information".

Record Date

Only Zemex shareholders of record at the close of business on November 10, 1998, as shown in Zemex's records, will be entitled to vote, or to grant proxies to vote, at the special meeting. See "Voting and Proxy Information-- Record Date".

Votes Required for Approval

Approval of the Merger Agreement requires the affirmative vote of the shareholders of Zemex holding at least a majority of the outstanding Zemex Common Stock. Abstentions and broker "non-votes" will have the effect of votes against the approval of the Merger Agreement. As of the record date identified above, there were __________ shares of Zemex Common Stock outstanding and entitled to vote. As of the record date, the directors and executive officers of Zemex and affiliates of such persons directly owned, in the aggregate, _____ shares (approximately ____%) of the total number of shares of Zemex Common Stock outstanding, and Dundee Bancorp International Inc. owned approximately 34% of the outstanding Zemex Common Stock. Such shareholders have indicated they intend to vote all such shares for the approval of the Merger Agreement. See "Voting and Proxy Information--Vote Required for Approval."

Proxies

Each Zemex shareholder as of the record date is receiving a proxy card (a "Proxy Card") with this Proxy Statement/Prospectus. A shareholder of Zemex may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Merger Agreement by marking his/her Proxy Card appropriately, executing it in the space provided and, in the case of holders of Zemex Common Stock appearing on the stock records of Zemex, returning it to Zemex's transfer agent, First Union National Bank (the "Transfer Agent"), in the envelope provided with the Proxy Card. Zemex shareholders who hold their Zemex Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON SUCH PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place, the persons named in the Proxy Card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Revocation

In the case of holders of Zemex Common Stock appearing on the stock record of Zemex, a Proxy Card may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Transfer Agent, (b) appearing and voting in person at the special meeting, or (c) properly completing and executing a later-dated proxy and delivering it to the Transfer Agent at or before the special meeting. Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Zemex shareholders who hold their Zemex Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares. See "Voting and Proxy Information-- Proxies".

DISSENTERS' RIGHTS

The shareholders of Zemex will not have dissenters' rights in connection with the Reincorporation Merger. For additional information see "Dissenters' Rights" and Section 262 of the Delaware General Corporation Law.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The principal attributes of Zemex Common Stock and Company Common Shares will be identical in all material respects. However, there are certain substantive differences between the rights of shareholders under Delaware law and of shareholders under the CBCA. See "Comparative Rights of Shareholders".

CERTAIN TAX CONSIDERATIONS

The following is a brief summary of the tax consequences of the Reincorporation Merger and is not intended to be, nor should it be construed to be, advice to any particular shareholder of Zemex. Shareholders of Zemex should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of certain tax consequences of the Reincorporation Merger is set out under "Certain United States Federal Tax Considerations" and "Certain Canadian Federal Income Tax Considerations".

United States Federal Income Tax Consequences. Generally, holders of Zemex
---------------------------------------------
Common Stock who are treated as U.S. persons for U.S. Federal income tax purposes will recognize gains but not losses with respect to their Zemex Common Stock as a result of the Reincorporation Merger. It is expected that holders of Zemex Common Stock who are treated as foreign persons for U.S. Federal income tax purposes, including such holders who have held directly and constructively more than 5% of the outstanding Zemex Common Stock, will not recognize taxable gain or loss with respect to their Zemex Common Stock as a result of the
Reincorporation Merger.   See "Certain United States Federal Tax
Considerations."

Canadian Federal Income Tax Consequences.  Holders of Zemex Common Stock who are
----------------------------------------
resident or are deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the "Tax Act") who exchange their Zemex Common Stock pursuant to the Merger Agreement for Company Common Shares will be considered to have disposed of their Zemex Common Stock for proceeds of disposition equal to the fair market value of the Company Common Shares received in exchange. With respect to Holders who are neither resident nor deemed to be resident in Canada for purposes of the Tax Act and who do not use or hold, and are not deemed to use or hold, their Zemex Common Stock or Company Common Shares in connection with carrying on business in Canada, no tax will be payable under the Tax Act on any capital gain realized on the disposition of Zemex Common Stock in exchange for Company Common Shares pursuant to the Merger Agreement unless the Zemex Common Stock constitutes "taxable Canadian property" for purposes of the Tax Act. See "Certain Canadian Federal Income Tax Considerations".

ACCOUNTING TREATMENT

The indirect acquisition by the Company of the shares of Zemex in connection with the Reincorporation Merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the Reincorporation Merger.

Pro forma financial information in contemplation of the Reincorporation Merger has not been included in this Proxy Statement/Prospectus reflecting the fact that the statutory reincorporation will largely result in a change in legal form only; the carrying values of the assets and liabilities of the Company after the transaction will substantially reflect the carrying values of the assets and liabilities of Zemex prior to the transaction.

THIRD PARTY CONSENTS

No material consent, approval or authorization of or filing with any governmental entity is required in connection with the consummation of the Reincorporation Merger, other than (a) the approval of the shareholders of Zemex and Zemex Acquisition Corporation in accordance with the laws of the State of Delaware and (b) filing with the Secretary of State of the State of Delaware the certificate of merger with respect to the Reincorporation Merger.

RISK FACTORS

An investment in the Company Common Shares offered hereby involves certain risks. In evaluating the Company and its business, investors should carefully consider the following risk factors, in addition to the other information included herein and the risks inherent in the existing business of Zemex: (i) certain possible adverse tax consequences, and (ii) possible volatility of stock price. See "Risk Factors".

                       SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data as of December 31, 1997, 1996, 1995, 1994 and 1993 and for each of the five years in the period ended December 31, 1997 were derived from the audited consolidated financial statements of Zemex. The following summary historical financial data as of June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 were derived from unaudited historical consolidated financial statements of Zemex which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of unaudited balance sheet data as of June 30, 1998 and 1997 and the unaudited results for the six month periods ended June 30, 1998 and 1997. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included in the 1997 Form 10-K, the March 31, 1998 Form 10-Q and the June 30, 1998 Form 10-Q incorporated herein by reference.

The consolidated financial statements of Zemex have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The application of Canadian generally accepted accounting principles ("Canadian GAAP"), which will be applicable to the Company's financial statements, would not result in any material differences from the Zemex financial statements.

                                   SIX MONTHS ENDED
                                       JUNE 30,                               YEAR ENDED DECEMBER 31,
                                 --------------------- ------------------------------------------------------------------------
                                    1998       1997        1997         1996           1995           1994          1993
                                 ---------- ---------- ------------ ------------- -------------- --------------- --------------
                                       (unaudited)

                                                       (dollars in thousands, except per share data)

U.S. GAAP

STATEMENT OF
OPERATIONS DATA:
Net sales.....................     $ 52,380   $ 48,899    $  97,226      $ 86,420       $ 85,056        $ 55,306       $ 47,958
Reorganization and restruc....           --         --          --          1,752             --              --             --
 turing charge
Operating income..............        4,792      4,020       8,371          3,066          8,342           5,841          1,237
Other income (expense)........        1,163      1,033        (309)        (1,403)          (443)           (262)         2,421
Net income....................        2,502      1,926       5,793          2,612          8,418           6,250          1,852
Earnings per common share
 Basic........................     $   0.31   $   0.24    $   0.72       $   0.33       $   1.07        $   1.21       $   0.45
Fully diluted.................         0.29       0.24        0.70           0.32           1.03            1.12           0.40
BALANCE SHEET DATA
(AT PERIOD END)
Working capital...............     $ 17,499   $ 19,789    $ 18,975       $ 18,688       $ 19,709        $ 26,046       $  9,288
Total assets..................      145,632    104,184     118,774        109,376         96,681          70,864         48,414
Long-term debt................       40,234     14,042      20,527         17,797          7,485           5,461          8,735
Shareholders' equity..........       78,874     69,031      76,535         70,997         70,900          54,052         26,530

MARKET AND TRADING PRICES OF SECURITIES

Zemex Common Stock

The closing sales price, as reported on the New York Stock Exchange Composite Tape, for Zemex Common Stock on _________, 1998 was $_____. As of _______, 1998, the __________ outstanding shares of Zemex Common Stock were held by ___ holders of record. The following table sets forth, for the periods indicated, the high and low closing sale prices of Zemex Common Stock as reported on the New York Stock Exchange Composite Tape. In the fourth quarter of each of 1996, 1997 and 1998, Zemex declared a 2% stock dividend.


                                                 SALE PRICES
                                               ---------------
                                                HIGH     LOW
                                               ------   ------
1996

  First Quarter................................$10.00   $ 8.88

  Second Quarter...............................  9.63     7.50

  Third Quarter................................  8.13     6.88

  Fourth Quarter...............................  8.88     7.00

1997

  First Quarter................................  7.75     6.75

  Second Quarter...............................  8.00     6.75

  Third Quarter................................  9.50     7.88

  Fourth Quarter...............................  10.94    7.94

1998

  First Quarter................................  9.63     7.81

  Second Quarter...............................  10.44    8.75

  Third Quarter................................  9.19     6.00

  Fourth Quarter (through November ___, 1998)..


Company Common Shares

There will be no public market for Company Common Shares before consummation of the Reincorporation Merger. Upon consummation of the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange. The declaration and payment of dividends by the Company will be subject to the discretion of its board of directors.

                                 RISK FACTORS

An investment in the Company Common Shares offered hereby involves certain risks. In evaluating the Company and its business, investors should carefully consider the following risk factors in addition to the other information included herein.

ADVERSE TAX CONSEQUENCES

Generally, for U.S Federal income tax purposes, the Reincorporation Merger will cause shareholders of Zemex Common Stock who are taxable as U.S. persons to recognize gains, but not losses, with respect to their Zemex Common Stock. See "Certain United States Federal Tax Consequences." To the extent that any dividends are paid to United States shareholders of Company Common Shares after the Reincorporation Merger, such dividends may be subject to Canadian withholding taxes. See "Certain Canadian Federal Income Tax Considerations." In addition, payments of dividends or interest by Zemex to the Company could also be subject to United States withholding taxes. Finally, statutory income tax rates are higher in Canada than in the United States; however, this is not expected to materially affect the Company's current financial results.

POSSIBLE VOLATILITY OF STOCK PRICE

The market price of the Company Common Shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the speciality materials industry generally, including national and international economic conditions, currency fluctuations and government regulation, could also have a significant impact on the market price of the Company Common Shares. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of the Company, could have a material adverse effect on the market price of the Company Common Shares.

Prior to the Reincorporation Merger, there has been no public market for the Company Common Shares (although there has been a public market for the Zemex Common Stock) and no prediction can be made as to the effect, if any, that the Reincorporation will have on the market price prevailing from time to time or the liquidity of the Company Common Shares. While the Zemex Common Stock has been, and the Company Common Shares will be, listed for trading on the New York Stock Exchange, the change in domicile, and expected increase in investment interest in Canada, may decrease the demand for the Company Common Shares in the United States trading markets, which decrease may not be offset by increased demand on The Toronto Stock Exchange.

In addition to the risk factors set forth above, which are risks relating to the Reincorporation Merger, the Company will be involved in the same business as Zemex, which business, like that of Zemex, is subject to the following risks, which should be considered carefully in evaluating the Company and its business.

VULNERABILITY TO ECONOMIC CYCLES

     The Company's future operating results will be highly dependent on the economic environments in which it operates. In the past, demand for Zemex's products has been adversely affected by recessionary pressures in the housing, automotive, construction, transportation and durable goods industries. The

Company expects that product demand (and consequently results of operations) will continue to be highly sensitive to North American economic conditions and other factors beyond the Company's control.

ACQUISITION RISKS

Acquisition of speciality materials businesses has been a key element of Zemex's success, and the Company will continue to seek acquisitions in the future. Although Zemex has performed, and the Company will continue to perform, a review that it believes is consistent with industry practices of the operations to be acquired, such reviews are inherently incomplete. In addition, representations, warranties and indemnities received from sellers may not be adequate to limit acquisition risks. It is generally not feasible for the Company to review in-depth all of the operations and records of an acquired business. Ordinarily, the Company will focus most of its due diligence efforts on the operation's more significant assets. However, even an in-depth review of operations and records may not necessarily reveal existing or potential problems, nor will it permit a buyer to become familiar enough with the operations to assess fully their deficiencies and capabilities. Moreover, environmental problems, such as ground water contamination, are not necessarily observable even when an in-depth inspection is undertaken. The Company may assume environmental and other liabilities in connection with acquired assets and operations.

SUBSTITUTE PRODUCTS

The Company believes that there are few current substitutes for Zemex's products. If alternative products are discovered or developed, they could potentially erode the Company's market share and adversely affect results of operations.

COMPETITION

The speciality materials industry is highly competitive. The Company will compete for acquisitions and in the development, production and marketing of speciality materials with other companies. The Company will also compete with respect to its sales based in part upon technological know-how, service and in part upon price. Some of these competitors have substantially greater financial and other resources than the Company. There can be no assurance that the Company's competitors will not succeed in developing products based upon new processor technologies that are more effective or less expensive than the Company's products.

CAPITAL REQUIREMENTS

Zemex has utilized, and the Company will continue to utilize, bank debt in addition to cash flow from operations to support its growth and to finance its capital expansion program. Any significant reductions in the availability of bank borrowings could have a material adverse effect on the Company's prospects.

IMPACT OF GOVERNMENT REGULATION

The Company's extraction and processing activities are subject to comprehensive U.S. federal, state and local, Canadian federal and provincial and other foreign laws and regulations relating to the environment and health and safety. Zemex has, and the Company will continue to, regularly monitor and review operations, procedures and policies for compliance with these laws and regulations. Despite compliance efforts, risk of environmental and other damage is inherent in the operations of its business, as it is with other companies engaged in similar businesses. There is no assurance that the Company will not incur material environmental liabilities in the future. Moreover, the historical trend toward stricter environmental regulation may continue. Future events, such as changes in, or modified interpretations of, existing laws and regulations or enforcement policies or further investigation or evaluation of the potential health hazards of certain products and environmental impact of certain processes may give rise to additional compliance requirements and costs that could have a material adverse effect on the Company.

EXTRACTION AND PROCESSING RISKS AND INSURANCE

The business of extraction and processing of industrial minerals and metal powders is subject to many risks and hazards, including environmental hazards, industrial accidents, periodic interruptions due to inclement weather conditions, labor disputes, power interruptions, critical equipment failures, fires, unusual or unexpected geological or mining conditions and flooding. Such risks could result in damage to, or destruction of, extraction or processing facilities, personal injury, environmental damage, delays in extraction or production, monetary loss and possible legal liability. Although the Company will maintain insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be adequate to cover losses or continue to be available at economically acceptable rates in the future. The Company may become subject to liability for pollution, accidents or other hazards against which it is uninsured.

EXCHANGE RATES

Currency fluctuations may affect the revenue which the Company will realize from its operations as its products are sold in the world market in United States dollars. The costs of the Company will be incurred principally in Canadian dollars and United States dollars. There is no guarantee that the fluctuations in the value of such currencies will not have an adverse effect on the Company.

EMPLOYEE RELATIONS

A portion of the Company's workforce will be unionized and represented by different unions. The current contracts expire at different times. If these contracts are not renewed on their expiration, there is a risk of work stoppages due to strike or lockout.


                        REINCORPORATION MERGER PROPOSAL

BACKGROUND OF THE REINCORPORATION MERGER PROPOSAL

The Board of Directors of Zemex has determined that it is advisable to change Zemex's domicile from Delaware to Canada. A principle reason for the change in domicile is that shares of a Canadian company would qualify as "qualified property" that is not "foreign property" for Canadian Registered Retirement Savings Plan purposes. Therefore, Canadian pension and retirement funds would have greater flexibility to invest in such shares than in Zemex Common Stock. Management believes that Canadian pension and retirement plans have substantial interest in investment in natural resource and specialty material companies, and that the ability of such funds to invest would positively affect the market for equity securities in Canada.

Over the past 18 months, Zemex has pursued several acquisition proposals, each of which would, if consummated, have resulted in Zemex being, or being part of, a Canadian corporation. For various reasons, none of the acquisition transactions were consummated, and the board is now proposing that the change of domicile be effected directly pursuant to the Merger Agreement. Pursuant to the Merger Agreement, shareholders of Zemex will become shareholders of the Company, and Zemex will become a wholly-owned subsidiary of the Company. The change of domicile will not result in any material change to the business of Zemex and will not have any effect on the relative equity or voting interests of Zemex's shareholders in the Zemex business, but will, however, result in certain changes in the rights and obligations of current Zemex shareholders under applicable corporate and tax laws. See "Risk Factors", "Comparative Rights of Shareholders", "Certain United States Federal Tax Considerations" and "Certain Canadian Federal Income Tax Considerations".

PURPOSES AND EFFECTS OF THE CHANGE OF DOMICILE

The purpose of the Reincorporation Merger is to change Zemex's domicile from Delaware to Canada, which the Zemex board of directors believes will afford greater access to the Canadian capital markets and investors (which have a significant interest in natural resource companies). The expected dual listing of the Company Common Shares for trading on the New York Stock Exchange and The Toronto Stock Exchange should also enhance liquidity for shareholders through the creation of a broader and deeper trading market.

RECOMMENDATION OF THE ZEMEX BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF ZEMEX HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND RECOMMENDS THAT SHAREHOLDERS APPROVE THE MERGER AGREEMENT. In reaching its decision, the board reviewed the fairness to Zemex and its shareholders of the proposed transactions and considered, without assigning relative weights to, the following factors:

     (i) the belief of the board of directors that the Reincorporation Merger should provide greater access to the Canadian capital markets and investors, which the board believes have a significant interest in mining and other natural resource issues;

     (ii) the belief of the board of directors that liquidity for shareholders of the Company should be enhanced by the dual listing of the Company Common Shares for trading on The Toronto Stock Exchange and the New York Stock Exchange;

     (iii) the belief that adverse tax consequences of the proposed transaction will be minimized due to the current low trading price of the Zemex Common Stock. For U.S. tax purposes, a Zemex stockholder who is a U.S. person must recognize taxable gains, but not losses, on his Zemex stock;

     (iv) the fact that Zemex's principal executive office is currently located in Canada, and that it has, through operations in Canada, established relationships with the investment and mining communities in Canada; and

     (v) the fact that the shareholders have an opportunity to vote on the Reincorporation Merger.

Without relying on any single factor listed above more than any other factor, the Zemex board of directors, based upon its consideration of all such factors taken as a whole, has concluded that the proposed transaction is fair to Zemex and its shareholders. ACCORDINGLY, THE ZEMEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REINCORPORATION MERGER.

                               MERGER AGREEMENT

The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, attached as Annex A to this Proxy Statement/Prospectus.

GENERAL

Under the terms of the Merger Agreement, Zemex Acquisition Corporation, a newly formed subsidiary of the Company ("Zemex Acquisition"), will merge with and into Zemex, the separate corporate existence of Zemex Acquisition will cease, Zemex will be the surviving corporation, each previously outstanding share of Zemex Acquisition common stock will be converted into one share of Zemex Common Stock and each previously outstanding share of Zemex Common Stock will be converted into one Company Common Share (the "Merger Consideration"). The previously outstanding Company Common Shares will be canceled. As a result of the foregoing, upon consummation of the Reincorporation Merger, Zemex will become a wholly-owned subsidiary of the Company, and the current shareholders of Zemex will own all of the outstanding Company Common Shares. In the Reincorporation Merger, Zemex will change its name to Zemex U.S. Corporation and immediately prior to the Reincorporation Merger, the Company will change its name to Zemex Corporation. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the Reincorporation Merger will be substantially identical to the assets and liabilities of Zemex and its subsidiaries on a consolidated basis immediately prior to the Reincorporation Merger.

EFFECTIVE TIME OF THE REINCORPORATION MERGER

The Reincorporation Merger will become effective (the "Effective Time") upon (a) the approval of the Merger Agreement by the shareholders of Zemex and Zemex Acquisition, (b) the delivery of a duly executed and verified certificate of merger to the Secretary of State of the State of Delaware, and (c) the satisfaction or waiver of the other conditions set forth below. See "-- Conditions to the Consummation of the Reincorporation Merger." It is anticipated that the certificate of merger will be filed shortly after the special meeting of Zemex shareholders.

CONDITIONS TO THE CONSUMMATION OF THE REINCORPORATION MERGER

The obligation of each of the parties to the Merger Agreement to effect the Reincorporation Merger is subject to the satisfaction of certain conditions at or prior to the Effective Time, including

     (a) the shareholders of Zemex and Zemex Acquisition shall have duly approved the transactions contemplated by the Merger Agreement,

     (b) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or other governmental entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would

            (i) prevent consummation of any of the transactions contemplated by the Merger Agreement,

            (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation,

            (iii) cause the Company or Zemex, or any of their officers or directors, to become liable for any material damages, or

            (iv) affect adversely the right of the surviving corporation after the Reincorporation Merger to own the former assets or to operate the former businesses of Zemex (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Reincorporation Merger by any governmental entity which prevents the consummation of the Reincorporation Merger,

     (c) there shall not have been a breach of any representation, warranty, covenant or agreement of Zemex, the Company, or Zemex Acquisition set forth in the Merger Agreement which, individually or in the aggregate, would have a material adverse effect on Zemex, and

     (d) the Company Common Shares shall have been listed for trading on the New York Stock Exchange and the Toronto Stock Exchange.

The Merger Agreement also provides that, subject to certain limitations, any term or provision of the Merger Agreement may be waived by written agreement of Zemex.

THIRD PARTY CONSENTS

No material consent, approval or authorization of or filing with any governmental entity is required in connection with the consummation of the Reincorporation Merger, other than (a) the approval of the shareholders of Zemex and Zemex Acquisition in accordance with the laws of the State of Delaware, and
(b) filing with the Secretary of State of the State of Delaware the certificate of merger with respect to the Reincorporation Merger.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the Effective Time, represented shares of Zemex Common Stock ("Certificates") is required with respect to the Reincorporation Merger and the transactions contemplated by the Merger Agreement. Promptly after the Effective Time, The Montreal Trust Company of Canada (the "Exchange Agent"), shall mail to each record holder of Certificates that immediately prior to the Effective Time represented shares of Zemex Common Stock a letter of transmittal and instructions for use in surrendering such Certificates. Upon the surrender of each such Certificate formerly representing such shares, together with a properly completed letter of transmittal, the Exchange Agent shall issue in respect thereof a common share certificate of the Company representing the Company Common Shares in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration.

EMPLOYEE MATTERS; STOCK OPTIONS

Following the Reincorporation Merger, Zemex will continue pension benefit plans for Zemex employees, most of whom will continue to be employed by Zemex (and not the Company) following the Merger. The cost of such plans is expected to be consistent with costs historically incurred by Zemex for employee benefits.

As of the Effective Time, all options to purchase shares of Zemex Common Stock granted or issued prior to the Effective Time and all rights to purchase Zemex Common Stock arising under Zemex stock purchase plans will entitle the holder to purchase an equal number of Company Common Shares. After the Effective Date, the Company will adopt new option and stock purchase plans to replicate Zemex's existing plans. Future options and rights would be subject to and governed by the terms of such new option plan, purchase plan or plans and any agreements executed pursuant thereto. At the Effective Time, Zemex's existing option and stock purchase plans will be canceled and terminated.

INDEMNIFICATION

From and after the Effective Time, the Company will, for a period of at least six years following the Effective Time, indemnify any current or former directors and officers of Zemex or any of Zemex's subsidiaries against all losses and liabilities arising out of their service in such capacities prior to and including the Effective Time. The Company has also included provisions in its bylaws for the limitation of liability of directors and indemnification of directors and officers to the fullest extent permitted by applicable law.

TERMINATION

The Merger Agreement may be terminated and the Reincorporation Merger may be abandoned at any time, either before or after approval thereof by the shareholders of Zemex, by action of the board of directors of Zemex.


                          VOTING AND PROXY INFORMATION

SPECIAL MEETING

A special meeting of the Zemex shareholders will be held at 1:00 p.m. on Friday, December 18, 1998, at The Chase Manhattan Bank, Room "C," 11th Floor, 270 Park Avenue, New York, New York 10017 (or at any adjournments or postponements thereof) to consider and vote on the proposal to approve the Merger Agreement and any other matters that may properly come before such meeting. The presence, in person or by proxy, of shareholders holding a majority of the outstanding Zemex Common Stock will constitute a quorum.

The vote of any Zemex shareholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast FOR the proposal. Any Zemex shareholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether he has previously granted a proxy with respect thereto.

THE BOARD OF DIRECTORS OF ZEMEX HAS APPROVED THE PROPOSED REINCORPORATION MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE

Only Zemex shareholders of record at the close of business on November 10, 1998, as shown on Zemex's records, will be entitled to vote, or to grant proxies to vote, at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the Merger Agreement requires the affirmative vote of the shareholders of Zemex holding at least a majority of the outstanding Zemex Common Stock. Abstentions and director "non-votes" will have the effect of votes against the approval of the Merger Agreement. As of the record date described above, there were __________ shares of Zemex Common Stock outstanding and entitled to vote. In addition, as of the record date, the directors and executive officers of Zemex and affiliates of such persons directly owned, in the aggregate, _____ shares (approximately ____%) of the total number of shares of Zemex Common Stock outstanding. In addition, Dundee Bancorp International Inc. owns approximately 34% of the outstanding Zemex Common Stock. Such persons have indicated that they will vote all such shares of Zemex Common Stock for the approval of the Merger Agreement.

PROXIES

General

Each Zemex shareholder as of the record date will receive a Proxy Card. A shareholder of Zemex may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the Merger Agreement by marking his/her Proxy Card appropriately, executing it in the space provided, and, in the case of shareholders of Zemex Common Stock appearing on the stock records of Zemex, returning it to the Transfer Agent in the envelope provided with the Proxy Card. Zemex shareholders who hold their Zemex Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON SUCH PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the Proxy Card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Revocation

In the case of shareholders of Zemex Common Stock appearing on the stock records of Zemex, a Proxy Card may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Transfer Agent, (b) appearing and voting in person at the special meeting, or (c) properly completing and executing a later-dated proxy and delivering it to Transfer Agent at or before the special meeting. Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Zemex shareholders who hold their Zemex Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

Validity

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Proxy Cards will be determined by the Zemex board of directors. Any such determination will be final and binding. The Zemex board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Zemex may accept proxies by any reasonable form of communication so long as can be reasonably assured that the communication is authorized by the Zemex shareholder.


                              DISSENTERS' RIGHTS

Under Section 262(b) of the Delaware General Corporation Law ("DGCL"), appraisal rights are not available to a corporation in a merger (i) whose shares prior to the merger were listed on a national securities exchange, and (ii) the shareholders of which receive in the merger shares of a corporation that are listed for trading on a national securities exchange. Because the Zemex Common Stock was, and the Company Common Shares will be, listed for trading on the New York Stock Exchange, Zemex shareholders will not have appraisal rights in the Reincorporation Merger.


                      COMPARATIVE RIGHTS OF SHAREHOLDERS

At the Effective Time, the shareholders of Zemex, a Delaware corporation, will become shareholders of the Company, a Canadian corporation organized under the CBCA. Differences between the CBCA and the DGCL will result in various changes in the rights of shareholders of Zemex.

The following is a summary of the rights of Zemex shareholders compared to those of Company shareholders under applicable law and charter documents. This summary does not purport to be complete and is qualified in its entirety by reference to the Company's charter documents (the "Articles"), the text of which is attached to the Registration Statement of which this Proxy Statement/Prospectus is a part as Exhibit 3.1 and the Company's Bylaw No. 1 (the "Bylaws"), the text of which is attached to the Registration Statement of which this Proxy Statement/Prospectus is a part as Exhibit 3.2.

Removal of Directors; Filling Vacancies on the Board of Directors. Under both the CBCA and the DGCL, directors generally may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote in an election of directors.

The CBCA provides that, subject to any contrary provision in a corporation's articles, a vacancy among the directors, other than a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors or from a vacancy in the term of a director elected exclusively by holders of a given class or series of shares, may be filled, for the unexpired term of the predecessor, by a vote of a quorum of the directors or by the remaining director(s) elected by such class or series, as applicable. Under the Company's Articles, directors may fill vacancies, but the number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

Adjournment and Notice of Shareholder Meetings. The CBCA and the DGCL both provide that a meeting of shareholders may be adjourned by one or more adjournments for up to 30 days without, subject to the bylaws, giving notice of the adjourned meeting other than by announcement at the earliest meeting adjourned. If the meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, the CBCA requires that the same notice be given as for an original meeting. If the meeting is adjourned for more than 30 days, the DGCL requires that notice be given as for an original meeting. Under the CBCA, notice of shareholder meetings must be given between 21 and 50 days (inclusive) before a meeting. Under the DGCL, notice of shareholder meetings must be given no less than 10 and no more than 60 days before a meeting.

Call of Special Shareholder Meetings. Under the CBCA, special meetings of shareholders may be called by the board of directors and must be called by the board of directors when so requested by holders of not less than 5% of the shares entitled to vote at the proposed meeting. The DGCL provides that special meetings of shareholders may be called by the board of directors or by a person authorized by the charter or bylaws.

Shareholder Consent in Lieu of Meeting. Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Under the DGCL, unless otherwise provided in the charter, action by shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the given matter were present and voted.

Nomination of Directors. The CBCA provides that shareholders may nominate candidates for election as directors at an annual meeting of shareholders by means of a shareholder proposal which is signed by one or more holders of shares representing at least 5% of a class of the shares entitled to vote at the meeting at which the proposal is presented if the proposal is submitted to the corporation at least 90 days before the anniversary date of the previous annual meeting of shareholders, but this provision does not preclude nominations made at the shareholders meeting. Similarly, regulations under the Exchange Act set forth procedures and guidelines to be followed by shareholders wishing to nominate directors, including the information to be given to other shareholders regarding the nominee and the timing of disseminating such information.

Business Introduced by Shareholders at Annual Meetings. The CBCA provides that a shareholder entitled to vote at an annual meeting of shareholders may submit to the corporation a notice of any matter he proposes to raise at the meeting (a "shareholder proposal") which the corporation must set out in or attach to the management proxy circular for such meeting. A shareholder can discuss any matter at a meeting in respect of which he would be entitled to submit a shareholder proposal. The shareholder proposal must be submitted to the corporation at least 90 days prior to the anniversary date of the last annual meeting, and the shareholder can require the corporation to include a statement of not more than 200 words by the shareholder in support of the proposal in the management proxy circular. A corporation does not have to entertain shareholder proposals which are primarily self-serving for the shareholder, which have been included in a management proxy circular within the past two years and were defeated, or which are submitted by a shareholder who has failed to present a proposal, included at his request in a management or dissident proxy circular, at a meeting held within the past two years. Similarly, regulations under the Exchange Act set forth procedures and guidelines to be followed by shareholders wishing to include a proposal in a corporation's proxy materials, including the timing of notification to the corporation, the length of any shareholder proposal included in proxy materials and the grounds for omitting any shareholder proposal from such proxy materials.

Dissenter's Rights. The DGCL generally entitles a holder to an appraisal of the fair value of his shares by the Delaware Court of Chancery upon a merger of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 thereof. The DGCL, however, does not provide (unless required by a charter provision) appraisal rights for shareholders of a corporation if either (i) the corporation before the merger or consolidation was listed on a national securities exchange or designated as a national market system security on an interdealer quotation system, (ii) the stock of the corporation was held by more than 2,000 shareholders, or (iii) the corporation survived the merger and the approval of its shareholders was not required for the merger because the merger agreement did not amend the surviving corporation's certificate of incorporation and did not provide for the issuance of common stock of the survivor in excess of 20% of such survivor's shares outstanding immediately prior to the merger or the merger was with or into a wholly-owned subsidiary and certain conditions were met.

The CBCA provides that shareholders of a CBCA corporation are entitled to exercise dissenter's rights and to be paid the fair value of their shares in connection with certain matters including (a) any amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to a corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class held by holders of the class so affected; (c) an amendment to a corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (g) a matter which requires a separate class or series vote; provided, that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest (see discussion below under "Oppression Remedy").

Derivative Action. Derivative actions may be brought in Delaware by a shareholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a shareholder must aver in the complaint that he was a shareholder of the corporation at the time of the transaction of which he complains. However, no action may be brought by a shareholder unless he first seeks remedial action on his claim from his corporation's board of directors unless such a demand for redress is excused. The board of directors of a Delaware corporation can appoint an independent litigation committee to review a shareholder's request for a derivative action and the litigation committee, acting independently, reasonably and in good faith, can terminate the shareholder's action subject to a court's review of such committee's independence, good faith and reasonable investigation. Under the DGCL, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation which vary depending on the facts and circumstances of the case and the nature of the claim brought.

The CBCA also permits derivative actions. Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. A complainant may include: (a) present or former registered holders or beneficial owners of securities of a corporation or any of its affiliates; (b) present or former officers or directors of the corporation or any of its affiliates; (c) the Director under the CBCA; or (d) any other person who in the discretion of the court is a proper person to make such application. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that (a) the complainant has given reasonable notice to the directors of the corporation or its subsidiary of his intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit, including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action,

(ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, or (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. Additionally, under the CBCA a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

Oppression Remedy. The DGCL does not provide a statutory oppression remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's shareholders for improper acts or omissions of a corporation, its officers or directors. Under the DGCL, only shareholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the shareholder must overcome the "business judgment rule," which, simply stated, means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed (subject to rebuttal) by the courts to have been made in good faith and in the best interests of the corporation.

Unlike the DGCL, the CBCA contains a statutory oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if satisfied upon application by a complainant (as defined above under "Derivative Action") that (i) any act or omission of the corporation or an affiliate effects a result, (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer. Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, a complainant does not have to provide that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

Dividends and Distributions. Subject to any restrictions contained in a corporation's charter, the DGCL generally provides that the directors of a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the stated capital of the corporation is less than the aggregate amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the CBCA, directors of a corporation shall not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or if the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Director Qualifications and Number. A majority of the directors of a CBCA corporation must be resident Canadians. The DGCL has no comparable requirements. The articles of a CBCA corporation must specify the number or a minimum and maximum number of directors. Where the articles specify a range, the shareholders normally initially determine the precise number within such range and thereafter delegate this power to the directors. The number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the bylaws, unless the charter fixes the number of directors.

Indemnification of Officers and Directors. The DGCL essentially authorizes a corporation to indemnify its directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and against all judgments, fines and amounts paid in settlement of actions brought against them. Indemnification is only available if such individual is determined to have acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in actions initiated by or on behalf of the corporation, no indemnification shall be made if such individual shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability and considering all circumstances of the case, such individual is fairly and reasonably entitled to indemnification for the expenses which such court shall deem proper. The DGCL contemplates that the determination of a corporation as to whether the indemnitee is entitled to indemnification is to be made by a majority vote of the directors (even if less than a quorum), by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or by the shareholders.

Under the CBCA, a corporation may, except in respect of an action by or on behalf of such corporation, indemnify a director or officer, a former director or officer, or a person who acts or has acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or such body corporate if (a) he acted honestly and in good faith with a view to the best interests of the corporation and (b), in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of such corporation or body corporate, a corporation may, with court approval, provide indemnification against all costs, charges and expenses reasonably incurred by such persons in connection with such action who fulfill the conditions set forth in (a) and (b) immediately above.

Under the DGCL, there is in effect a right of mandatory indemnification for expenses reasonably incurred to the extent that an indemnitee is successful on the merits or otherwise in the defense of any action, claim, issue or matter associated with an action. Under the CBCA, a director or officer, a former director or officer or a person who acts, or has acted at a corporation's request as a director of officer of a body corporate of which such corporation is or was a shareholder or creditor is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if (a) he was substantially successful on the merits in his defense of the action or proceeding and (b)(i) he acted honestly and in good faith with a view to the best interests of the corporation and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The DGCL allows for the advance payment of an officer's or director's expenses prior to the final disposition of an action, provided that the officer or director undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. Payment of such expenses incurred by other employees or agents of the corporation is at the discretion of the board of directors.

The DGCL permits a corporation to maintain insurance on behalf of an indemnitee against any liability or expenses incurred in the capacity in which he serves the corporation or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the applicable provisions of the DGCL. The CBCA permits a corporation to purchase and maintain insurance for a director or officer of the corporation, a former director or officer of the corporation or a person who acts or has acted at a corporation's request as a director or officer of a body corporate of which such corporation is or was a shareholder or creditor against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate. In addition, the DGCL provides that the indemnification rights provided by the provisions described above are not exclusive of any other rights to which such indemnitee may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The CBCA does not expressly provide for any such arrangements.

Director Liability. The charter of a Delaware corporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty. The CBCA does not permit any such limitation of a director's liability.

Amendment to Internal Affairs. The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation unless such level of approval is increased by the certificate of incorporation. Moreover, if the amendment to the certificate of incorporation proposes to change the number or par value of shares or adversely affect the rights of a particular class of stock, that class is entitled to vote separately on the amendment, whether or not it is designated as voting stock. The DGCL also provides shareholders with the right to amend the bylaws, although a corporation is permitted in its charter to give this right to the directors as well, subject to any director action being amended by shareholders.

Under the CBCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who vote on the resolution.
The CBCA provides that those shareholders entitled to vote at shareholder meetings may confirm, reject or amend any bylaw or amendment or repeal of a bylaw submitted by directors by "ordinary resolution" (as defined in the CBCA), which must be passed by a majority of the votes cast by shareholders who voted thereon. Shareholders may also make a proposal to make, amend or repeal a bylaw subject to compliance with the CBCA requirements in respect of shareholder proposals described above under "Business Introduced by Shareholders at Annual Meetings."

Vote Required for Extraordinary Corporate Transactions. Under the DGCL, a merger or consolidation requires the approval of a majority of each constituent corporation's shareholders entitled to vote thereon except (i) for a corporation which survives the merger where the merger requires the issuance of common stock not exceeding 20% of such corporation's shares outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certificate of incorporation, each share of such corporation's stock outstanding immediately prior to a merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and shareholder approval is not specifically mandated in the survivor's certificate of incorporation; (ii) for both corporations where the corporation surviving the merger was a 90% parent of the other corporation; and (iii) where a corporation merges with or into a wholly-owned subsidiary and certain conditions are met. A dissolution and a sale of substantially all of a corporation's assets also require the approval of a majority of shareholders entitled to vote thereon. The DGCL provides that unless a greater percentage is required by the charter, the approval of a merger, consolidation, dissolution or sale of assets requires the affirmative vote of the holders of a majority of the shares entitled to vote.

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions or (if ordered by a court) arrangements, are required to be approved by special resolution (a resolution passed by a majority of not less than two- thirds of the votes cast by the shareholders who voted on the resolution) of the holders of all shares, whether or not the shares are designated as voting shares in the corporation's articles. In certain cases, such special resolution is also required to be approved by shareholders separately as a class or series.

Under the CBCA, a takeover bid in respect of a corporation means an offer, subject to certain statutory exceptions, made to shareholders of such corporation at approximately the same time to acquire shares that, if combined with shares already beneficially owned or controlled, directly or indirectly, by the offeror or affiliates or associates of the offeror on the date of the takeover bid, would exceed 10% of any class of issued shares of the corporation and includes every offer, subject to certain statutory exceptions, by the corporation to repurchase its own shares (which is generally termed an issuer bid under provincial securities legislation). Takeover bids (with a 20% threshold instead of a 10% threshold) and issuer bids are also defined and regulated under provincial securities legislation. There are differences in such definitions and in the rules applicable to such bids from those contained in the CBCA. Takeover bids or issuer bids in respect of a corporation incorporated under the CBCA are, however, subject to the applicable provisions of both the CBCA and relevant provincial securities legislation.

As a general matter, any takeover bid or issuer bid in respect of a corporation must be made to all holders resident in Canada of securities of the class that is subject to the bid, such holders must be offered identical consideration and the bid must otherwise be made in compliance with applicable provisions of the CBCA and provincial securities legislation governing bids, subject to limited statutory exemptions. In particular, the CBCA excludes an exempt offer, which includes an offer to fewer than 15 shareholders to purchase shares by way of separate agreements, from the CBCA definition of a takeover bid. The scope of such exemption is limited, however, by the analogous statutory exemptions in the securities legislation of certain provinces. For example, the Securities Act (Ontario) provides for a statutory exemption for a takeover bid (but not an issuer bid) where purchases are made from not more than five persons or companies in the aggregate, the bid is not made generally to securityholders of the subject class of securities and the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115% of the market price of the securities of that class at the date of the bid determined in accordance with the applicable legislation.

In addition, provincial securities legislation of certain provinces, including Ontario, provides for integration of a subsequent take-over bid that is a formal bid or an issuer bid with prior pre-bid private transactions and restrictions on post-bid acquisitions. Subject to a limited exemption, under the Securities Act (Ontario), where a takeover bid that is a formal bid or an issuer bid is made by an offeror and, within the period of 90 days immediately preceding the bid, the offeror acquired beneficial ownership of securities of the class subject to the bid pursuant to a transaction not generally available to holders of that class of securities,

         (a) the offeror must offer consideration for securities deposited under the bid at least equal to the highest consideration that was paid on a per security basis under any of such prior transactions or the offeror shall offer at least the cash equivalent of such consideration; and

         (b) the offeror must offer to acquire under the bid that percentage of securities of the class subject to the bid that is at least equal to the highest percentage that the number of securities acquired from a seller in such a prior transaction was of the total number of securities of that class beneficially owned by such seller at the time of the prior transaction.

An offeror is also prohibited from acquiring beneficial ownership of securities of the class that was subject to the bid by way of a transaction that is not generally available on identical terms to the holders of that class of securities during the period beginning with the expiry of the bid and ending at the end of the twentieth business day thereafter, and whether or not any securities are taken up under the bid.

Ontario Securities Commission Policy No. 9.1 ("Policy 9.1") provides for additional requirements in connection with insider bids, issuer bids, going-private transactions and related party transactions.

An insider bid means a takeover bid (as defined in the Securities Act (Ontario)) made by an insider of the offeree issuer, by any associate or affiliate of an insider of an offeree issuer, by any associate or affiliate of the offeree issuer or by an offeror acting jointly or in concert with any of the foregoing and excludes an issuer bid. With respect to insider bids and issuer bids, Policy 9.1 requires enhanced disclosure in the offering document and, subject to a limited exemption, that a formal valuation of the securities of the offeree issuer that are the subject of the bid be prepared and summarized in the offering document.

A going-private transaction means any amalgamation, arrangement, acquisition or other transaction involving an issuer as a consequence of which the interest of the holder of a participating security of the issuer in that security may be terminated without the consent of that holder and without the substitution therefor of an interest of equivalent value in a participating security of the issuer or of a successor to the business of that issuer or of another issuer that controls the issuer but does not include the acquisition of participating securities pursuant to a statutory right of acquisition.

With respect to going-private transactions, Policy 9.1 not only requires enhanced disclosure in the proxy material sent to securityholders in connection with the transactions, the preparation of a formal valuation of any securities of the issuer in which the interest of the holders will be terminated and any non-cash consideration offered therefor and the inclusion of a summary thereof in such proxy material, but also requires that the minority shareholders of the issuer separately approve the transaction. Depending on the circumstances, the required level of approval may be a simple majority or two-thirds of the votes cast by the minority shareholders.

Interested Shareholder Transactions. The DGCL prohibits a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is any person (other than the corporation or a majority owned subsidiary) who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation. This provision does not apply where (i) the business combination or the transaction that caused the shareholder to become an "interested shareholder" is approved by the corporation's board of directors prior to the time the interested shareholder acquired its shares; (ii) upon completion of the transaction in which the shareholder became an "interested shareholder," such shareholder held at least 85% of the outstanding voting stock of the corporation, excluding, for determining the number of shares outstanding, shares held by persons who are directors and also officers or by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder; or (v) the corporation has opted out of this provision.

The CBCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer. Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

Changes in Control. The business combination provisions of the DGCL described above may have had the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Zemex that were not negotiated with and approved by the Board of Directors.

As noted above under "Votes Required for Extraordinary Corporate Transactions," takeover bids in Canada are regulated by corporate and securities legislation. However, shareholder-ratified shareholders rights plans also exist in Canada to further protect shareholders' rights by giving shareholders adequate time to assess a takeover bid without undue pressure and to allow competing bids to emerge.


                      SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial data as of December 31, 1997, 1996, 1995, 1994 and 1993 and for each of the five years in the period ended December 31, 1997 were derived from the audited consolidated financial statements of Zemex. The following summary historical financial data as of June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 were derived from unaudited historical consolidated financial statements of Zemex which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of unaudited balance sheet data as of June 30, 1998 and 1997 and the unaudited results for the six month periods ended June 30, 1998 and 1997. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included in the 1997 Form 10-K, the March 31, 1998 Form 10-Q and the June 30, 1998 Form 10-Q, incorporated herein by reference.

The consolidated financial statements of Zemex have been prepared in accordance with U.S. GAAP. The application of Canadian GAAP, which will be applicable to the Company's financial statements, would not result in any material differences in the Zemex financial statements.

                              SIX MONTHS ENDED
                                  JUNE 30,                                          YEAR ENDED DECEMBER 31,
                           ----------------------  ---------------------------------------------------------------------------
                              1998        1997           1997          1996           1995           1994            1993
                           ----------  ----------  -------------  -------------   -------------  -------------  --------------
                               (unaudited)
                                                   (dollars in thousands, except per share data)

U.S. GAAP

STATEMENT OF
OPERATIONS DATA:
Net sales                    $ 52,380    $ 48,899       $ 97,226       $ 86,420        $ 85,056       $ 55,306        $ 47,958
Reorganization and restruc
 turing charge...............      --          --             --          1,752              --             --              --
Operating income.............   4,792       4,020          8,371          3,066           8,342          5,841           1,237
Other income (expense).......   1,163       1,033           (309)        (1,403)           (443)          (262)          2,421
Net income...................   2,502       1,926          5,793          2,612           8,418          6,250           1,852
Earnings per common share
 Basic                       $   0.31    $   0.24       $   0.72       $   0.33         $  1.07       $   1.21        $   0.45
Fully diluted................    0.29        0.24           0.70           0.32            1.03           1.12            0.40
BALANCE SHEET DATA
(AT PERIOD END)
Working capital              $ 17,499    $ 19,789       $ 18,975       $ 18,688         $19,709       $ 26,046        $  9,288
Total assets................. 145,632     104,184        118,774        109,376          96,681         70,864          48,414
Long-term debt...............  40,234      14,042         20,527         17,797           7,485          5,461           8,735
Shareholders' equity.........  78,874      69,031         76,535         70,997          70,900         54,052          26,530

                               SECURITY OWNERSHIP

The Company is incorporated under the CBCA , and was incorporated to facilitate the change of domicile of Zemex from Delaware to Canada. All of the outstanding capital stock of the Company is currently owned by Zemex. At the Effective Time, each share of Zemex Common Stock outstanding immediately prior to the consummation of the Reincorporation Merger will be automatically converted into one Company Common Share and the existing Company Common Shares will be cancelled. Accordingly, upon consummation of the Reincorporation Merger, the share ownership of the Company will be identical to the stock ownership of Zemex immediately prior to the Reincorporation Merger. In addition, outstanding options to purchase shares of Zemex Common Stock will upon exercise entitle the holder to purchase an equal number of Company Common Shares.

The following table sets forth certain information as of August 31, 1998 with respect to the beneficial ownership of the shares of Zemex Common Stock by (i) each person known by Zemex to be the beneficial owner of more than 5% of the outstanding shares of Zemex Common Stock, (ii) each director of Zemex, (iii) each named executive officer of Zemex who was an executive officer as of such date, and (iv) all directors and executive officers of Zemex as a group.


 5% SHAREHOLDERS, DIRECTORS, NAMED
 EXECUTIVE OFFICERS AND DIRECTORS AND             NUMBER OF SHARES
 EXECUTIVE OFFICERS AS A GROUP/(1)(2)(3)/       BENEFICIALLY OWNED/(4)/         PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------
Dundee Bancorp International Inc.                   2,897,233                                      34.2%
  Scotia Plaza, 55th Floor
  40 King Street West
  Toronto, Ontario, Canada M5H 4A9

Paul A. Carroll                                        24,911/(5)(6)/                                 *

Morton A. Cohen                                       313,125/(5)(6)(7)/                            3.7%

John M. Donovan                                        30,412/(5)(6)/                                 *

Thomas B. Evans, Jr.                                   40,590/(5)(6)/                                 *

Garth A.C. MacRae                                           0/(8)/                                    *

Peter O. Lawson-Johnston                               96,268/(5)(6)(9)/                            1.1%

Richard L. Lister                                     796,455/(6)(10)(12)(14)/                      9.2%
  Canada Trust Tower, BCE Place
  161 Bay Street, Suite 3750
  Toronto, Ontario, Canada M5J 2S1

Patrick H. O'Neill                                     35,170/(5)(6)/                                 *

William J. vanden Heuvel                               42,840/(5)(6)/                                 *

Allen J. Palmiere                                      80,412/(6)(11)/                                *

Peter J. Goodwin                                       73,150/(11)(14)/                               *

Terrance J. Hogan                                      77,947/(11)(13)(14)/                           *

George E. Gillespie                                    13,615/(11)(14)/                               *

All Directors and Named Officers as a group         1,624,895/(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)/    .%
(13 persons)

*  Denotes less than 1% of Zemex Common Stock outstanding.

(1) A Schedule 13G, prepared on behalf of Merrill Lynch & Co., Inc. and various of its subsidiaries, was filed with the SEC indicating that it could be construed to be a beneficial owner of 898,177 shares of Zemex Common Stock as of December 31, 1997. However, Merrill Lynch & Co., Inc. disclaims any beneficial ownership of the shares of Zemex Common Stock because they were held in proprietary trading accounts.

(2) Zesiger Capital Group LLC has filed a Schedule 13G with the SEC indicating that it could be deemed to be a beneficial owner of 935,815 shares of Zemex Common Stock as of December 31, 1997. However, Zesiger Capital Group LLC disclaims any beneficial ownership of the shares of Zemex Common Stock because they were purchased for customer accounts.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 438,572 shares of Zemex Common Stock as of December 31, 1997, all of which shares of Zemex Common Stock are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares of Zemex Common Stock.

(4)  Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(5) These directors were each granted options for 15,000 shares of Zemex Common Stock at $5.50 per share exercisable in two installments of 7,500 each beginning on May 26, 1994 and May 26, 1995, respectively. These options expire on May 26, 1999. On February 8, 1995, these directors were each granted options for an additional 5,000 shares of Zemex Common Stock at $9.125 per share exercisable in two installments of 2,500 each beginning on February 8, 1996 and February 8, 1997, respectively, and expiring on February 8, 2001. On April 21, 1997, each of these directors was granted options for 10,000 shares of Zemex Common Stock at $7.00 per share exercisable in two installments of 5,000 each beginning on April 21, 1998 and April 21, 1999, respectively. These options expire April 21, 2003. Additionally, each of these directors was granted options for 7,500 shares of Zemex Common Stock at $10.1875 per share exercisable in two installments of 3,750 each beginning on May 15, 1999 and May 15, 2000, respectively. These options expire May 15, 2004. Shares shown in the table include the 25,000 currently exercisable options for each director, respectively, except for Mr. Carroll who exercised 15,000 options in March 1998.

(6) Each of these directors and members of management purchased 5,000 shares of Zemex Common Stock from G.E. Wood, former President and Chief Executive Officer, as part of an assignment of Zemex's settlement agreement with Mr. Wood dated August 10, 1993.

(7) Includes 282,393 shares of Zemex Common Stock owned by Clarion Capital Corporation, a company of which Mr. Cohen may be deemed to be the beneficial owner.

(8) Excludes 2,897,233 shares of Zemex Common Stock owned by Dundee Bancorp International Inc., a wholly-owned subsidiary of Dundee Bancorp Inc. Mr. MacRae is Vice Chairman of the Board of Dundee Bancorp Inc., but disclaims any beneficial ownership of the shares of Zemex Common Stock owned by Dundee Bancorp International Inc.

(9) Includes 18,366 shares of Zemex Common Stock beneficially owned by Elgerbar Corporation. Mr. Lawson-Johnston is President and Director of Elgerbar Corporation and has shared voting and investment power with respect to the shares of Zemex Common Stock held by it.

(10) In 1991, Richard L. Lister, President and Chief Executive Officer of Zemex, acquired 357,000 shares of Zemex Common Stock under Zemex's Key Executive Stock Purchase Plan for an aggregate purchase price of $1,749,300 ($4.90 per share). Zemex loaned Mr. Lister the full amount of the purchase price. This non-interest bearing loan, which was originally scheduled to mature in 1997, has been extended for two years by approval of the Board. The loan is evidenced by a promissory note secured by a pledge of the shares of Zemex Common Stock. If Mr. Lister leaves the employ of Zemex at any time prior to full payment of the loan, the principal amount will be due in full 30 days after the date his employment terminates. Any balance remaining unpaid on the loan after it is due will bear interest at the prime rate plus 1.0%. So long as the loan is outstanding, Mr. Lister is required to vote the 357,000 shares of Zemex Common Stock in a manner consistent with the recommendation of the Board.

(11) Includes shares of Zemex Common Stock issuable upon exercise of vested options as follows: Mr. Lister, 220,000 shares; Mr. Palmiere, 75,000 shares; Mr. Goodwin, 55,000 shares; Mr. Hogan, 39,500 shares; Mr. Gillespie, 12,500 shares; and all named officers and directors as a group, 587,000 shares.

(12) During 1997, Zemex agreed to guarantee a personal loan in the amount $600,000 drawn down by Mr. Lister. The proceeds of the loan were used to acquire 85,700 shares of Zemex Common Stock on the open market. The shares of Zemex Common Stock acquired are held by Zemex as security for the loan guarantee.

(13) As part of Zemex's purchase of Alumitech, Inc. in May 1995, Mr. Hogan was issued 28,558 shares of Zemex Common Stock and options for an additional 22,000 shares of Zemex Common Stock at $9.75 per share exercisable in two installments of 11,000 shares each beginning on May 12, 1996 and May 12, 1997, respectively, in exchange for his interest in Alumitech, Inc. The options expire on May 12, 2001.

(14) Includes shares of Zemex Common Stock purchased in 1995, 1996, 1997 and the first six months of 1998, plus any applicable stock dividends, in accordance with the terms and conditions of Zemex's employee stock purchase plan as follows: Mr. Lister, 21,198 shares; Mr. Goodwin, 11,705 shares; Mr. Hogan 7,364 shares; and Mr. Gillespie, 1,115 shares.


                               BUSINESS OF ZEMEX

Zemex was incorporated in 1985 as the successor to Pacific Tin Corporation. Zemex is a niche producer of industrial minerals and metal products. Its principal businesses are industrial minerals, metal powders, and aluminum waste recycling. Its major products include feldspar, feldspathic minerals, kaolin, sand, mica, talc, ferrous and non ferrous powders, and aluminum dross derivatives.

                            BUSINESS OF THE COMPANY

The Company was incorporated in December 1997 under the CBCA. It has not carried on an active business. The Company has been organized to facilitate the change of domicile of Zemex from Delaware to Canada. All of the outstanding Company Common Shares are currently owned by Zemex. After consummation of the Reincorporation Merger, Zemex will be a wholly-owned subsidiary of the Company and the Company will continue to conduct the operations in which Zemex is now engaged.


               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain United States tax consequences generally applicable to United States holders of Zemex Common Stock or, after the Reincorporation Merger, Company Common Shares, who hold the Zemex Common Stock or Company Common Shares as capital assets and who do not own, directly, indirectly or constructively, 10% or more of Zemex's outstanding voting stock or the Company's outstanding voting shares. As used herein, the term "U.S. Holder" means a beneficial owner of Zemex Common Stock or, after the Reincorporation Merger, Company Common Shares, that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any state, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of Zemex Common Stock or, after the Reincorporation Merger, the Company Common Shares.

This summary is general in nature and is not intended to constitute a complete analysis of all relevant tax consequences to any particular U.S. Holder. In particular, this summary does not purport to take into account the specific circumstances of any particular U.S. Holder (such as certain insurance companies, broker-dealers, investors liable for alternative minimum tax, investors that hold Zemex Common Stock or, after the Reincorporation Merger, Company Common Shares as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed U.S. Treasury Department regulations, changes to any of which after the date of this Proxy Statement/Prospectus could apply on a retroactive basis and affect the tax consequences described herein. This summary should not be interpreted as legal or tax advice to any U.S. Holder. Each U.S. Holder should obtain independent advice regarding such person's tax consequences based on such person's own particular circumstances.

REINCORPORATION

Consequences for U.S. Holders. As used herein, the term "U.S. Holder" means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any State thereof (including the District of Columbia), including any organization treated as a U.S. partnership under any applicable Treasury Regulation, (iii) an estate or trust described in Section 7701(a)(30) of the Code, or (iv) a person otherwise subject to U.S. Federal income taxation on its worldwide income. U.S. HOLDERS WILL RECOGNIZE GAIN WITH RESPECT TO THEIR ZEMEX COMMON STOCK ON THE REINCORPORATION MERGER IN AN AMOUNT EQUAL TO THE EXCESS, IF ANY, OF THE FAIR MARKET VALUE OF THE ZEMEX COMMON STOCK OVER THEIR BASIS IN THE ZEMEX COMMON STOCK. A U.S. HOLDER WILL NOT RECOGNIZE LOSS, IF ANY, WITH RESPECT TO THE U.S. HOLDER'S ZEMEX COMMON STOCK AS A RESULT OF THE REINCORPORATION MERGER. In addition, if the U.S. Holder holds some Zemex Common Stock at a gain and other Zemex Common Stock at a loss, the U.S.

Holder will, as a result of the Reincorporation Merger, recognize the gains but not losses inherent in the Zemex Common Stock.

For Company Common Shares received in exchange for Zemex Common Stock held at a gain, a U.S. Holder's basis in the Company Common Shares will be equal to the fair market value of the shares received, and the U.S. Holder's holding period in the Company Common Shares will begin on the day of the Reincorporation Merger. For Company Common Shares received in exchange for Zemex Common Stock held at a loss, a U.S. Holder's basis in the Company Common Shares should be the same as the U.S. Holder's basis in the Zemex Common Stock exchanged therefor, and the U.S. Holder's holding period in the Company Common Shares should include the U.S. Holder's holding period in the Zemex Common Stock exchanged therefor.

Consequences for Foreign Holders. Except as discussed below, a holder of Zemex Common Stock who is not a U.S. Holder (a "Foreign Holder") should not recognize gain or loss for U.S. income tax purposes as a result of the Reincorporation Merger.

A Foreign Holder who has owned, directly or constructively, more than 5% of the outstanding Zemex Common Stock at any time during the five years preceding the Reincorporation Merger (or, if shorter, the Foreign Holder's holding period in the Zemex Common Stock) (a "5% Foreign Holder") would recognize taxable gain or loss with respect to the Zemex Common Stock if the Zemex Common Stock is a "U.S. real property interest" as defined in Section 897(c) of the Code (a "USRPI").
In general, a 5% Foreign Holder's Zemex Common Stock would be a USRPI if 50% or more of the fair market value of Zemex's trade or business and real property assets have consisted of interests in U.S. real property at any time during the preceding five years (or, if shorter, the 5% Foreign Holder's holding period in the Zemex Common Stock). Zemex believes that Zemex Common Stock does not constitute a USRPI as to its 5% Foreign Holders. Accordingly, Zemex does not believe that 5% Foreign Holders will recognize taxable gain or loss with respect to their Zemex Common Stock as a result of the Reincorporation Merger.

In accordance with Treasury Regulations, at the request of a 5% Foreign Holder, Zemex will inform the 5% Foreign Holder whether, in Zemex's determination, the 5% Foreign Holder's interest in Zemex has been a USRPHC during the applicable period, and will provide notice of such determination to the Internal Revenue Service within a reasonable time of receiving such a request. The request of a 5% Foreign Holder for such a determination should be accompanied by the name, address and U.S. taxpayer identification number (if any) of the 5% Foreign Holder.

Consequences for Zemex and the Company. It is not anticipated that Zemex or the Surviving Corporation will be subject to adverse U.S. income tax consequences as a result of the Reincorporation Merger. If, subsequent to the Reincorporation Merger, the Company receives dividend or interest payments from the Surviving Corporation, such payments will be subject to U.S. withholding tax at a rate of 5% or 10%, respectively.

OWNERSHIP OF THE COMPANY COMMON SHARES

Distributions made by the Company with respect to Company Common Shares (which for these purposes will include the amount of any Canadian taxes withheld therefrom) will generally be includible in the gross income of a U.S. Holder as foreign source dividend income to the extent that such distributions are paid out of the Company's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds the Company's current and accumulated earnings and profits as so computed, it will first reduce the U.S. Holder's tax basis in its

Company Common Shares to the extent thereof, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars determined at the spot Canadian dollar/U.S. dollar rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be U.S. source ordinary income or loss for a U.S. Holder. U.S. Holders will not be entitled to claim a dividends received deduction with respect to distributions by the Company (unless the U.S. Holder is a corporation which owns by vote and value at least 10% of the stock of the Company, in which case a portion of such distributions may be eligible for such deduction).

Future distributions of Company Common Shares or other interests in the Company, or of rights to subscribe for Company Common Shares, may be treated as distributions subject to U.S. federal income tax.

Subject to certain limitations, Canadian taxes withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. Holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of Company Common Shares in the same manner as on the sale or disposition of any other shares held as capital assets and such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such Company Common Shares exceeds one year on the date of sale or disposition. Gain, if any, will generally be U.S. source gain.

Under certain limited circumstances, Foreign Holders of Company Common Stock will be subject to U.S. federal income taxation at graduated rates upon dividends or gain with respect to their Company Common Stock, if such income or gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.

The Company believes that, following the Reincorporation Merger, it will not be a "passive foreign investment company" (a "PFIC"), a "foreign personal holding company" (a "FPHC") or a "controlled foreign corporation" (a "CFC") for U.S. Federal income tax purposes. If the Company were a PFIC, an FPHC or a CFC following the Reincorporation Merger, some or all U.S. Holders of Company Stock would be required to include in their taxable income certain undistributed amounts of the Company's income or, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," defined as including gain on the sale of stock.

Any U.S. Holder who owns 10% or more in value of the stock of the Company be may required to file IRS Form 5471 with respect to the Company.

In general, information reporting requirements may apply to dividend payments (or other taxable distributions) in respect of Company Common Shares made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% may apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.


              CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to shareholders of Zemex Common Stock who dispose of their shares pursuant to the Merger Agreement (hereinafter "Holders"), who for purposes of the Tax Act hold their Zemex Common Stock as capital property, deal at arm's length with Zemex and the Company and are not affiliated with Zemex or the Company. This summary does not apply to a Holder that is a "financial institution" within the meaning of subsection 142.2(1) of the Tax Act as such definition is proposed to be amended by the Federal Budget dated February 24, 1998, nor does this summary apply to any Holder in respect of whom Zemex or Zemex Acquisition Corporation is a foreign affiliate for purposes of the Tax Act nor to any Holder in respect of whom any such shares constitute an "offshore investment fund property" for purposes of the Tax Act. This summary is based on the assumption that all issued Company Common Shares are at all times listed on The Toronto Stock Exchange or another prescribed stock exchange.

The summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Tax Regulations"), the current provisions of the Canada-United States Income Tax Convention, 1980 (the "Tax Treaty") and an understanding of the current publicly available statements of the administrative practices of Revenue Canada, Customs, Excise and Taxation. This summary takes into account specific proposals to amend the Tax Act and Tax Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, but there is not certainty that such proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account tax legislation or considerations of any province, territory or foreign jurisdiction.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO ANY PARTICULAR HOLDER ARE MADE. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS.

Residents of Canada

The following portion of the summary is applicable only to Holders who are resident or are deemed to be resident in Canada for purposes of the Tax Act.

Holders of Zemex Common Stock who exchange their shares pursuant to the Merger Agreement for Company Common Shares will be considered to have disposed of their Zemex Common Stock for proceeds of disposition equal to the fair market value of the Company Common Shares received in exchange. The aggregate adjusted cost base of the Company Common Shares immediately after the exchange will be equal to their fair market value at that time. Holders who exchange their Zemex Common Stock and Holders who dispose of Company Common Shares in the future will be considered to have realized a capital gain (or capital loss) to the extent the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Zemex Common Stock or Company Common Shares immediately before the exchange or disposition, as the case may be, and any reasonable costs of disposition.

Three-quarters of any capital gain realized on an exchange of Zemex Common Stock or on a future disposition of Company Common Shares will be included in income as a taxable capital gain and three-quarters of any capital loss sustained under these circumstances may be deducted against other taxable capital gains in accordance with the detailed rules in the Tax Act in that regard. Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional 6 2/3% refundable tax, which may be refundable in the circumstances and to the extent specified in the Tax Act.

Non-Residents of Canada

The following portion of the summary is applicable only to Holders who are neither resident nor deemed to be resident in Canada for purposes of the Tax Act and who do not use or hold, and are not deemed to use or hold, their Zemex Common Stock or Company Common Shares in connection with carrying on business in Canada (hereinafter "Non-resident Holders").

No tax will be payable under the Tax Act on any capital gain realized by a Non-resident Holder on the disposition of Zemex Common Stock in exchange for Company Common Shares pursuant to the Merger Agreement unless the Zemex Common Stock constitutes "taxable Canadian property" for purposes of the Tax Act. Based on the fact that no more than 50% of the fair market value of Zemex Common Stock is or was at the relevant time derived, directly or indirectly, from real property situated in Canada, Canadian resource properties, timber resource properties, or any combination thereof, the Zemex Common Stock of Non-resident Holders will not constitute taxable Canadian property.

No tax will be payable under the Tax Act on any capital gain realized by Non-resident Holders on a future disposition of Company Common Shares unless the Company Common Shares constitute taxable Canadian property at that time.
Company Common Shares of Non-resident Holders will not constitute "taxable Canadian property" unless either (a) at any time during the period of five years immediately preceding the date such shares are disposed of, 25% or more of the issued shares (and in the view of Revenue Canada, taking into account certain interests in or rights to acquire shares) of any class or series of the capital stock of the Company were owned by the Non-resident Holder, by persons with whom the Non-resident Holder did not deal at arm's length, or by any combination thereof, or (b) the Non-resident Holder's Company Common Shares are deemed to be taxable Canadian property under the Tax Act. Even if the Company Common Shares are taxable Canadian property, a gain realized on such disposition may be exempt from tax under the provisions of an applicable income tax treaty. For example, the Tax Treaty will generally exempt from Canadian tax a gain realized on such disposition by a Holder who is resident in the United States for purposes of the Tax Treaty provided the value of the Company Common Shares is not at that time derived principally from real property situated in Canada.

Dividends paid or credited to a non-resident holder of Company Common Shares will be subject to non-resident withholding tax under the Tax Act at 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty (and who owns less than 10% of the Company's voting stock). Under the Tax Treaty, dividends paid to certain religious, scientific, charitable and other tax exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed by the Holder, the Company will not be required to withhold tax on dividend payments to such organizations.

                             ACCOUNTING TREATMENT

The acquisition by the Company of the assets and liabilities of Zemex in connection with the Reincorporation Merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the Reincorporation Merger.

Pro forma financial information in contemplation of the Reincorporation Merger has not been included in this Proxy Statement/Prospectus reflecting the fact that the statutory reincorporation will largely result in a change in legal form only; the carrying values of the assets and liabilities of the Company after the transaction will substantially reflect the carrying values of the assets and liabilities of Zemex prior to the transaction.


                      MANAGEMENT OF ZEMEX AND THE COMPANY

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The following table sets forth the names and ages as of August 31, 1998 of the directors of Zemex. Mr. Lawson-Johnston serves as the Chairman of the board of directors.


NAME                                                AGE

Paul A. Carroll......................................57
Morton A. Cohen......................................63
John M. Donovan......................................70
Thomas B. Evans, Jr..................................66
Peter O. Lawson-Johnston.............................71
Richard L. Lister....................................59
Garth A.C. MacRae....................................64
Patrick H. O'Neill...................................83
William J. vanden Heuvel.............................68


Upon the Reincorporation Merger, it is expected that the directors of Zemex other than Patrick H. O'Neill will become directors of the Company and it is expected that Mr. O'Neill will be a Director Emeritus of the Company. Currently, the Company directors include all of the Zemex directors, as well as
R. Peter Gillin.

The following table sets forth certain information with respect to the executive officers and certain key employees of Zemex as of August 31, 1998.


NAME                            AGE                 POSITION

Richard L. Lister.............   59  President and Chief Executive Officer
Allen J. Palmiere.............   45  Vice President, Chief Financial Officer
and Assistant Secretary
Peter J. Goodwin..............   48  Vice President; President Industrial
Minerals Group
Terrance J. Hogan.............   43  President, Alumitech, Inc.
George E. Gillespie...........   56  President, Metal Powders

Upon the Reincorporation merger, it is expected that the executive officers of Zemex will become the executive officers of the Company. The Company's current executive officers are as follows:



Peter O. Lawson-Johnston.......  71  Chairman
Richard L. Lister..............  59  President and Chief Executive Officer
Allen J. Palmiere..............  45  Vice President and Chief Financial
Officer
Patricia K. Moran .............  32  Corporate Secretary and Assistant
Treasurer



Garth A.C. MacRae joined the Board of Zemex in June 1998. Since 1994, he has been Vice Chairman of Dundee Bancorp Inc., having served as President of Dundee Bancorp Inc. from 1991 to 1994. Dundee Bancorp Inc. is the sole shareholder of Dundee Bancorp International Inc., Zemex's principal shareholder. Mr. McRae is also a director of Dundee Bancorp Inc. and of BGR Precious Metals, Inc., Breakwater Resources Ltd., Black Hawk Mining Inc., Dimethaid Research Inc., Reserve Royalty Corporation and Eurogas Corporation.

R. Peter Gillin joined the Board of the Company in September 1998. Since 1996, he has been Vice Chairman and a director of NM Rothschild & Sons Canada Limited. From 1973 to 1996, he was Managing Director and Head of the Mining Group at Scotia Mcleod Inc.


                         DESCRIPTION OF SHARE CAPITAL

The authorized capital stock of the Company currently consists of an unlimited number of first preference shares without par value and an unlimited number of Common Shares without par value. As of the completion of the Reincorporation Merger, approximately ____________ Common Shares and no first preference shares will be issued and outstanding. The following description of the capital stock of the Company does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Company's Articles (a copy of which is attached to the Registration Statement of which this Proxy Statement/Prospectus is a part as
Exhibit 3.1) and the Company's Bylaws (a copy of which is attached to the Registration Statement of which this Proxy Statement/Prospectus is a part as
Exhibit 3.2), and the information herein is qualified in its entirety by this reference.

The following is a summary of the attributes of the Common Shares and first preference shares.

COMMON SHARES

Voting

Each Common Share entitles its holder to receive notice of and to attend all general and special meetings of shareholders of the Company other than meetings at which only the holders of a particular class or series are entitled to vote. Each such Common Share entitles its holder to one vote.

Dividends

The holders of Common Shares are, at the discretion of the Board of Directors of the Company, entitled to receive, out of any or all profits or surplus of the Company properly available for the payment of dividends (after the payment of any dividend payable on securities of the Company entitled to receive dividends in priority to the Common Shares), any dividends declared by the Board of Directors and payable by the Company on the Common Shares.

Dissolution

Subject to the prior rights of the holders of first preference shares, the holders of Company Common Shares are entitled to share ratably in any distribution of the assets of the Company upon the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.

FIRST PREFERENCE SHARES

First preference shares are issuable in series. Subject to the Company's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The first preference shares rank prior to the Company Common Shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of first preference shares as a class are entitled by law to vote, the holders of first preference shares are not entitled to receive notice of, to attend or to vote at meetings of shareholders of the Company.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for the Company Common Shares will be Montreal Trust.


                MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

COMPANY COMMON SHARES

There is currently no established public trading market for the Company Common Shares, and no first preference shares are outstanding. Immediately following the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange. Until surrendered, the certificates representing shares of Zemex Common Stock will be deemed to represent Company Common Shares.

As of the date of this Proxy Statement/Prospectus, there were 100 Company Common Share outstanding held by Zemex. Following the consummation of the Reincorporation Merger, there will be approximately __________ Company Common Shares outstanding.

DIVIDEND POLICY

The declaration and payment of dividends by the Company will be subject to the discretion of its Board of Directors. The amount of any such dividend and the Board's policy with respect to the payment of dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Company's board of directors.

                                 LEGAL MATTERS

The validity of the issuance of the Company Common Shares offered hereby will be passed upon for the Company by Stikeman, Elliott, Toronto, Ontario. Certain matters relating to Canadian federal income tax considerations will be passed on by Stikeman, Elliott, and certain matters relating to U.S. federal income tax considerations will be passed on by Davis, Graham & Stubbs, LLP.


                                    EXPERTS

The financial statements of Zemex as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in the 1997 Form 10-K, which have been incorporated by reference herein, have been audited by Deloitte & Touche, chartered accountants, as stated in its report appearing therein, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.
The balance sheet of Zemex Canada Corporation as at June 30, 1998 has been audited by Deloitte & Touche, chartered accountants, as stated in its report appearing with this document, and has been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

AUDITORS' REPORT

To the Directors of
Zemex Canada Corporation


We have audited the balance sheet of Zemex Canada Corporation as at June 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this balance sheet presents fairly, in all material respects, the financial position of the Company as at June 30, 1998, in accordance with generally accepted accounting principles in Canada.



                                  /s/ Deloitte & Touche
                                  Deloitte & Touche

Toronto, Ontario
September 24, 1998

ZEMEX CANADA CORPORATION
BALANCE SHEET
AS AT JUNE 30, 1998
------------------------------------------------------------------------------


ASSETS

 Cash                                                                    $   1
------------------------------------------------------------------------------

SHAREHOLDER'S EQUITY

 Share capital
    Authorized
      Unlimited number of common shares
      Unlimited number of first preference shares
    Issued
      100 common shares                                                  $   1
------------------------------------------------------------------------------


                             APPROVED BY THE BOARD:



/s/ Richard L. Lister           /s/ Paul A. Carroll
Director                        Director

ZEMEX CANADA CORPORATION
NOTES TO THE BALANCE SHEET
JUNE 30, 1998
--------------------------------------------------------------------------------


1. BASIS OF PRESENTATION

   Zemex Canada Corporation (the "Company") was incorporated on December 4, 1997 under the Business Corporations Act (Ontario). The Company is a wholly-owned subsidiary of Zemex Corporation ("Zemex"), a New York Stock Exchange listed company headquartered in Toronto, Canada. By articles of continuance dated June 5, 1998, the Company was continued under the Canada Business Corporations Act. The Company has been incorporated and organized for the purposes of facilitating a merger with Zemex which will result in a change of Zemex's domicile from the United States to Canada. The pro forma effect of this transaction, and a complete description of the merger, has been disclosed in a registration statement dated October 2, 1998. The transaction is summarized in Note 2 below.

   Statements of operations and changes in financial position are not included with the accompanying balance sheet as all aspects of the Company's operations and cash flows are readily apparent from financial information presented.

2. SUBSEQUENT EVENT

   Under the terms of a merger agreement dated October 1, 1998, the Company will merge a newly-formed subsidiary which is incorporated under the laws of Delaware (the "Delaware subsidiary"), with and into Zemex (the "Reincorporation Merger"). The separate corporate existence of the Delaware subsidiary will cease, and Zemex will be the surviving corporation. Each previously outstanding share of the Delaware subsidiary's common stock will be converted into one share of Zemex common stock and each previously outstanding share of Zemex common stock will be converted into the right to receive one Company common share. The previously outstanding Company common shares will be canceled. As a result, Zemex will become a wholly-owned subsidiary of the Company and the current stockholders of Zemex will own the outstanding Company common shares. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the merger will be substantially identical to the assets and liabilities of Zemex and its subsidiaries on a consolidated basis immediately prior to the merger.

                                                                         ANNEX A



                              AGREEMENT AND PLAN
                                      OF
                                    MERGER

                                 BY AND AMONG

                           ZEMEX CANADA CORPORATION,

                        ZEMEX ACQUISITION CORPORATION,

                                      AND

                               ZEMEX CORPORATION

                                OCTOBER 1, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                                  Page
                                                                                                  ----

ARTICLE I       THE MERGER........................................................................... 4
                Section 1.01             The Merger.................................................. 4
                Section 1.02             Effective Time; Closing..................................... 4
                Section 1.03             Effects of the Merger; Subsequent Actions................... 4
                Section 1.04             Certificate of Incorporation and By-Laws of the
                                         Surviving Corporation....................................... 5
                Section 1.05             Directors................................................... 5
                Section 1.06             Officers.................................................... 5
                Section 1.07             Conversion of Shares........................................ 5
                Section 1.08             Conversion of Mergeco Common Stock.......................... 5
                Section 1.09             Outstanding Common Shares of the Company.................... 5
                Section 1.10             Exchange of Certificates.................................... 6
                Section 1.11             Zemex Stock Option Plan..................................... 6
                Section 1.12             Zemex Stock Purchase Plans.................................. 6
                Section 1.13             Stockholders' Meeting....................................... 7

ARTICLE II      REPRESENTATIONS AND WARRANTIES OF ZEMEX.............................................. 7
                Section 2.01             Organization and Qualification.............................. 7
                Section 2.02             Capitalization.............................................. 7
                Section 2.03             Authority Relative to this Agreement........................ 7

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                MERGECO.............................................................................. 8
                Section 3.01             Organization and Qualification.............................. 8
                Section 3.02             Authority Relative to this Agreement........................ 8

ARTICLE IV      COVENANTS............................................................................ 8
                Section 4.01             Conduct of Business of Zemex................................ 8
                Section 4.02             Employee Benefit Arrangements............................... 9
                Section 4.03             Directors' and Officers' Indemnification;
                                         Insurance................................................... 9
                Section 4.04             Option Plan; Stock Purchase Plans...........................10
                Section 4.05             Name Changes................................................10
                Section 4.06             Registration Statement/Proxy Statement......................11
                Section 4.07             Listing on Stock Exchanges..................................11

ARTICLE V       CONDITIONS TO CONSUMMATION OF THE MERGER.............................................12
                Section 5.01             Conditions to Each Party's Obligation to
                                         Consummate the Merger.......................................12


ARTICLE VI      TERMINATION; AMENDMENT...............................................................12
                Section 6.01         Termination.....................................................12
                Section 6.02         Effect of Termination...........................................12
                Section 6.03         Amendment.......................................................13

ARTICLE VII     MISCELLANEOUS........................................................................13
                Section 7.01         Non-Survival of Representations and Warranties..................13
                Section 7.02         Entire Agreement................................................13
                Section 7.03         Validity........................................................13
                Section 7.04         Governing Law...................................................13
                Section 7.05         Descriptive Headings............................................13
                Section 7.06         Counterparts....................................................13
                Section 7.07         Certain Definitions.............................................13
                Section 7.08         No Third Party Beneficiaries....................................14

LIST OF SCHEDULES

Schedule 2.02--Capitalization
Schedule 4.02--Employee Benefits

                         AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger dated as of October 1, 1998, by and among Zemex Canada Corporation, a Canadian corporation (the "Company"), Zemex Acquisition Corporation, a Delaware corporation and a subsidiary of the Company ("Mergeco"), and Zemex Corporation, a Delaware corporation ("Zemex").

     Whereas, the respective Boards of Directors of Zemex, Mergeco and the Company have approved the merger of Mergeco into Zemex and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein; and

     Whereas, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Mergeco would be merged (the "Merger") with and into Zemex in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and (ii) each share of common stock, par value US$1.00 per share, of Zemex (collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration.

     Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Zemex, Mergeco and the Company agree as follows:

                                   ARTICLE I
                                  THE MERGER

     Section 1.01   The Merger.  Upon the terms and subject to the satisfaction
                    ----------
or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time Mergeco shall be merged with and into Zemex. As of and following the Effective Time, the separate corporate existence of Mergeco shall cease and Zemex shall continue as the surviving corporation (the "Surviving Corporation").

     Section 1.02   Effective Time; Closing.  As soon as practicable after the
                    -----------------------
satisfaction or waiver of the conditions set forth in Article V, Zemex and Mergeco shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Stikemen Elliott, Commerce Court West, Suite 5300, Toronto, Ontario, Canada M5L 1B9, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article V. The date on which the Closing occurs is referred to herein as the "Closing Date."

     Section 1.03   Effects of the Merger; Subsequent Actions.  The Merger shall
                    -----------------------------------------
have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of Zemex and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of Zemex and Mergeco shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

     Section 1.04   Certificate of Incorporation and By-Laws of the Surviving
                    ---------------------------------------------------------
Corporation.
-----------

             (a) The Certificate of Incorporation of Mergeco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law; provided, however, that the name of the Surviving Corporation shall, in accordance with the provisions hereof and applicable law, be changed to "Zemex U.S. Corporation" at the Effective Time.

             (b) The By-Laws of Mergeco in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     Section 1.05   Directors.  Subject to applicable law, the directors of
                    ---------
Mergeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.06   Officers.  The officers of Mergeco immediately prior to the
                    --------
Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.07   Conversion of Shares.  At the Effective Time, by virtue of
                    --------------------
the Merger and without any action on the part of Zemex, Mergeco, the Company or the holders of the following securities, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. Such Shares shall be canceled by virtue of the Merger. As used herein, "Merger Consideration" means one common share of the Company, without par value.

     Section 1.08   Conversion of Mergeco Common Stock.  At the Effective Time,
                    ----------------------------------
each share of common stock, par value US$.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 1.09   Outstanding Common Shares of the Company.  All of the common
                    ----------------------------------------
shares of the Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled as of the Effective Time.

     Section 1.10   Exchange of Certificates.
                    ------------------------

             (a) Prior to the Effective Time, the Company shall designate the Montreal Trust Company of Canada to act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal described in Section 1.10(b) below, the Exchange Agent shall issue in respect thereof a common share certificate of the Company representing the Merger Consideration (a "Company Certificate") multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefor, and each such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

             (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

             (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Section 1.10.

     Section 1.11   Zemex Stock Option Plan.  Effective as of the Effective
                    -----------------------
Time, each outstanding option (an "Option") issued, awarded or granted pursuant to Zemex's 1995 Stock Option Plan (the "Option Plan") to purchase Shares will entitle the holder upon exercise to acquire an equivalent number of Company Common Shares.

     Section 1.12   Zemex Stock Purchase Plans.  Effective as of the Effective
                    --------------------------
Time, all rights to purchase Shares arising under the Zemex Employee Stock Purchase Plan and the Zemex Key Executive Common Stock Purchase Plan (the "Stock Purchase Plans") will entitle the holder to purchase an equivalent number of Company Common Shares.

     Section 1.13   Stockholders' Meeting.
                    ---------------------

             (a) Zemex, acting through its Board of Directors (the "Board"), shall, in accordance with the DGCL:

                    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement; and

                    (ii) subject to Section 4.06 below, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement and, after consultation with the Company, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

                                  ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF ZEMEX

     Zemex represents and warrants that, except as set forth in any Schedule hereto, the statements contained in this Article II are correct and complete as of the date of this Agreement.

     Section 2.01   Organization and Qualification.  Zemex is a corporation duly
                    ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 2.02   Capitalization.  The authorized capital stock of Zemex
                    --------------
consists of 20,000,000 Shares and 5,000 shares of preferred stock ("Preferred Stock"). As of the close of business on September 30, 1998, 8,511,742 Shares were issued and outstanding. As of the close of business on September 25, 1998, there were no shares of Preferred Stock issued and outstanding. Zemex has no shares reserved for issuance, except that, as of September 25, 1998, there were 674,393 Shares reserved for issuance pursuant to (i) outstanding Options under the Option Plan and (ii) purchase rights under the Stock Purchase Plans. Zemex has no options, warrants or rights to purchase Shares outstanding other than as set forth on Schedule 2.02.

     Section 2.03   Authority Relative to this Agreement.  Zemex has all
                    ------------------------------------
necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Zemex and the consummation by Zemex of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of Zemex are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This

Agreement has been duly and validly executed and delivered by Zemex and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and Mergeco, constitutes a valid and binding obligation of Zemex enforceable against Zemex in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGECO

     The Company and Mergeco represent and warrant that the statements contained in this Article III are correct and complete as of the date of this Agreement insofar as such statements pertain to such Person.

     Section 3.01   Organization and Qualification.  Mergeco is a corporation
                    ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of Canada.

     Section 3.02   Authority Relative to this Agreement.  Each of the Company
                    ------------------------------------
and Mergeco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Mergeco and the consummation by the Company and Mergeco of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Company and Mergeco and no other corporate proceedings on the part of the Company or Mergeco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Mergeco. This Agreement has been duly executed and delivered by each of the Company and Mergeco and, assuming the due and valid authorization, execution and delivery by Zemex, constitutes a valid and binding obligation of each of the Company and Mergeco enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE IV
                                   COVENANTS

     Section 4.01   Conduct of Business of Zemex.  Except as contemplated by
                    ----------------------------
this Agreement or with the prior consent of the Company, during the period from the date of this Agreement to the Effective Time, Zemex will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its Subsidiaries to use its reasonable efforts, to preserve intact the business organization of Zemex and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, Zemex will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company:

             (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

             (b) except for issuances of capital stock of the Zemex's Subsidiaries to Zemex or a wholly-owned Subsidiary of Zemex, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or Shares purchasable pursuant to the Stock Purchase Plans, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

             (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Zemex and any of its wholly-owned Subsidiaries; or

             (d) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 4.01 or any action which would cause any representation or warranty of Zemex in this Agreement to be or become untrue or incorrect in any material respect.

     Section 4.02   Employee Benefit Arrangements.  Zemex and the Company hereby
                    -----------------------------
agree to the provisions set forth on Schedule 4.02 hereto relating to the provision of employee benefits and other related employee matters.

     Section 4.03   Directors' and Officers' Indemnification; Insurance.
                    ---------------------------------------------------

             (a) From and after the Effective Time, the Company shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Zemex or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of Zemex or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

             (b) The Company shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the Effective Time.

             (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Company will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.03 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

             (d) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, the Company and the Surviving Corporation, retained at the Company's and the Surviving Corporation's expense.

             (e) This Section 4.03 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of the Company, Mergeco and the Surviving Corporation.

     Section 4.04   Option Plan; Stock Purchase Plans.  Subject to the
                    ---------------------------------
provisions of Sections 1.11 and 1.12 above, at the Effective Time, the Option Plan and the Stock Purchase Plans shall be canceled and terminated. Prior to the effective time of the registration statement contemplated by Section 4.06 below, the Company shall adopt an option plan and stock purchase plans providing benefits substantially similar to those provided under the Option Plan and the Stock Purchase Plans, and all options and grants made pursuant to Sections 1.11 and 1.12 above shall be subject to and governed by the terms of such new option plan and stock purchase plans and any option and stock purchase agreements executed pursuant thereto.

     Section 4.05   Name Changes.  In the Merger, the Surviving Corporation will
                    ------------
change its name to Zemex U.S. Corporation, and immediately prior to the Merger, the Company will change its name to Zemex Corporation. Each of such corporations will replace its current name with its new company name on all stationery, business cards, real and personal property, directories, labels, advertising and promotional material and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

     Section 4.06   Registration Statement/Proxy Statement.
                    --------------------------------------

             (a) Zemex and the Company shall jointly prepare and file with the SEC as soon as practicable after the date hereof a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, with respect to the Merger Consideration issuable in the Merger and this Agreement, which Registration Statement shall also serve as the "Proxy Statement" for purposes of obtaining the approval of Zemex's stockholders to this Agreement. Zemex and the Company shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Zemex and the Company shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement, and Zemex will pay all expenses incident thereto. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (b) The Company, Zemex and Mergeco shall cooperate with one another in the preparation and filing of the Registration Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Registration Statement and to respond promptly to any comments or requests made by the SEC with respect to the Registration Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Registration Statement and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Zemex and Mergeco each agrees to correct any information provided by it for use in the Registration Statement which shall have become, or is, false or misleading.

             (c) As soon as possible after completion of review of the Proxy Statement by the SEC, Zemex shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting.
     Subject to the fiduciary obligations of the Board under applicable law and the DGCL, the Proxy Statement shall contain the recommendation of the Board that the stockholders of Zemex adopt this Agreement and the Merger.

     Section 4.07   Listing on Stock Exchanges.  The Company and Zemex shall
                    --------------------------
prepare and submit to the New York Stock Exchange and The Toronto Stock Exchange any necessary documents covering the Common Shares of the Company comprising the Merger Consideration to be issued in connection with the Merger and shall obtain, prior to the Effective Time, approval for the listing of such Company Common Shares upon official notice of issuance.

                                   ARTICLE V
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.01   Conditions to Each Party's Obligation to Consummate the
                    -------------------------------------------------------
Merger.  Subject to the right of any party hereto to waive any of the following
------
conditions with respect to itself and not with respect to any other party, the respective obligations of Zemex, Mergeco and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

             (a)    Stockholder Approval.  If required by the DGCL, the
                    --------------------
     stockholders of Zemex and Mergeco shall have duly approved the transactions contemplated by this Agreement.

             (b)    Injunctions, Illegality.  No action, suit or proceeding
                    -----------------------
     shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or any governmental or regulatory authority, agency or other entity (a "Governmental Entity") wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated hereby to be rescinded following consummation, (iii) cause any of Zemex, the Company, or any of their officers or directors, to become liable for any material damages or (iv) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former businesses of Zemex (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

             (c)    No Breach.  There shall not have been a breach of any
                    ---------
     representation, warranty, covenant or agreement of the Company, Mergeco or Zemex set forth in this Agreement which, individually or in the aggregate, would have a material adverse effect on the Surviving Corporation.

             (d)    Listing of Company Common Shares.  The Merger Consideration
                    --------------------------------
     issuable in the Merger shall be listed for trading on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance.

                                  ARTICLE VI
                            TERMINATION; AMENDMENT

     Section 6.01   Termination.  This Agreement may be terminated and the
                    -----------
Merger contem plated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Zemex, by action of the Company or the board of directors of Zemex.

     Section 6.02   Effect of Termination.  In the event of the termination of
                    ---------------------
this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

     Section 6.03   Amendment.  This Agreement may be amended, modified or
                    ---------
supplemented by written agreement of Zemex and the Company at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Zemex, but, after any such vote, no amendment, modification or supplement shall be made if the Board shall determine that such amendment, modification, supplement would have a material adverse effect on the rights of the holders of Shares without the further approval of such holders.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01   Non-Survival of Representations and Warranties.  The
                    ----------------------------------------------
representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

     Section 7.02   Entire Agreement.  This Agreement (including the documents
                    ----------------
and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     Section 7.03   Validity.  The invalidity or unenforceability of any
                    --------
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     Section 7.04   Governing Law.  The validity and enforceability of this
                    -------------
Agreement shall be governed by and construed in accordance with the corporate law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 7.05   Descriptive Headings.  The descriptive headings and captions
                    --------------------
herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.06   Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 7.07   Certain Definitions.  As used in this Agreement:
                    -------------------

             (a) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); and

             (b) the term "Subsidiary," "Subsidiaries" or "subsidiaries" means, with respect to Zemex, Mergeco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Zemex, Mergeco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.08   No Third Party Beneficiaries.  Nothing in this Agreement,
                    ----------------------------
express or implied, is intended to nor shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.


                                   * * * * *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                 ZEMEX CORPORATION


                                 By: /s/ Richard L. Lister
                                    ----------------------
                                    Name: Richard L. Lister
                                    Title: President and Chief Executive Officer


                                 ZEMEX CANADA CORPORATION


                                 By: /s/ Richard L. Lister
                                    ----------------------
                                    Name: Richard L. Lister
                                    Title: President and Chief Executive Officer


                                 ZEMEX ACQUISITION CORPORATION


                                 By: /s/ Richard L. Lister
                                    ----------------------
                                    Name: Richard L. Lister
                                    Title: President

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     STATUTE.  Under the Canada Business Corporations Act ("CBCA"), Zemex Canada
     -------
Corporation (the "Company") may indemnify a present or former director or officer of the Company or of another corporation of which the Company is a stockholder or creditor against amounts paid to settle civil, criminal or administrative actions or judgments and expenses in connection therewith, where the director or officer was made a party by reason of his position with the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Company as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

     BYLAWS.   The Bylaws of the Company provide that, subject to limitations
     ------
contained in the CBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor against all costs, charges and expenses reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate if such director or officer (a) acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Notwithstanding the foregoing, the Company shall indemnify any person referred to above in such other circumstances as the CBCA permits or requires.

     The Bylaws further provide that the Company may purchase and maintain insurance for the benefit of any person referred to above as the Company's Board of Directors may from time to time determine.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULE

          (a)      Exhibits
                   --------

          (2) Agreement and Plan of Merger dated October 1, 1998 by and among Zemex Canada Corporation, Zemex Acquisition Corporation and Zemex Corporation./(a)/

          (3)(a)   Articles of Continuance of Zemex Canada Corporation./(c)/

          (3)(b) Articles of Amendment to Articles of Continuance of Zemex Canada Corporation./(c)/

          (3)(c)   Bylaw No. 1 of Zemex Canada Corporation./(b)/

          (4)(a) Indenture of Trust dated as of November 1, 1989 between Niagara County Industrial Development Agency and The Bank of New York as trustee for Pyron Corporation./(d)/

          (4)(b) Agency Mortgage and Security Agreement dated as of November 1, 1989 from Pyron Corporation and Niagara County Industrial Development Agency to The Bank of New York./(d)/

          (4)(c) Letter of Credit Reimbursement Agreement dated as of November 1, 1989 between Pyron Corporation and Chemical Bank./(d)/

          (4)(d) First Amendment to Letter of Credit Reimbursement Agreement dated as of November 1, 1989 between Pyron Corporation and Chemical Bank./(d)/

          (4)(e) Second Amendment to Letter of Credit Reimbursement Agreement dated as of March 15, 1995 between Pyron Corporation and Chemical Bank./(g)/

          (4)(f) Bank Mortgage and Security Agreement dated as of November 1, 1989 from Pyron Corporation and Niagara County Industrial Development Agency to Chemical Bank./(d)/

          (4)(g) Building Loan Agreement dated as of November 1, 1989 between Chemical Bank and Pyron Corporation./(d)/

          (4)(h) Security Agreement dated as of November 1, 1989 between Pyron Corporation and Chemical Bank./(d)/

          (4)(i) Corporate Guaranty dated as of November 1, 1989 from Zemex Corporation to Chemical Bank./(d)/

          (4)(j) First Amendment to Corporate Guaranty dated as of November 1, 1989 of Zemex Corporation to Chemical Bank./(d)/

          (4)(k) Second Amendment to Corporate Guaranty dated as of March 14, 1991 of Zemex Corporation to Chemical Bank./(e)/

          (4)(l) Third Amendment to Corporate Guaranty dated as of February 25, 1992 of Zemex Corporation to Chemical Bank./(f)/

          (4)(m) Fourth Amendment to Corporate Guaranty dated as of March 8, 1993 of Zemex Corporation to Chemical Bank./(f)/

          (4)(n) Fifth Amendment to Corporate Guaranty dated as of March 15, 1995 of Zemex Corporation to Chemical Bank./(g)/

          (4)(o) Loan and Security Agreement dated as of March 15, 1995 among Zemex Corporation and The Feldspar Corporation and NationsBank of Tennessee, N.A. and Chemical Bank and NationsBank of Tennessee, N.A., as Agent./(g)/

          (4)(p) Amendment No. 1 dated as of March 12, 1997 to the Loan and Security Agreement dated as of March 15, 1995 among Zemex Corporation and The Feldspar Corporation and NationsBank of Tennessee, N.A. and Chemical Bank and NationsBank of Tennessee, N.A., as Agent./(h)/

          (5)      Opinion of Stikeman Elliott./(c)/

          (10)(a)  Key Executive Common Stock Purchase Plan./(c)/

          (10)(b)  Employee Stock Purchase Plan./(c)/

          (10)(c)  1998 Stock Option Plan./(c)/

          (10)(d)  1997 Annual Report to Stockholders of Zemex Corporation./(h)/

          (10)(e) Consent to Assignment of Lease and to Agreement Sublease, and Permission to Make Payments dated November 7, 1978, each from Joberta Enterprises, Inc. to NL Industries, Inc. and The Feldspar Corporation./(i)/

          (10)(f) Additional Lease Agreement dated as of November 1, 1989 between Niagara County Industrial Development Agency and Pyron Corporation./(d)/

          (10)(g) Subscription Agreement with Richard L. Lister dated November 26, 1991./(j)/

          (10)(h) Ligonier Purchase Agreement and Second Plan of Reorganization dated March 2, 1992 among Pyron Metal Powders, Inc., a wholly-owned subsidiary of Zemex Corporation, as Purchaser, and Ligonier Powders, Inc., as Seller./(f)/

          (10)(i) Stock Purchase Agreement dated August 10, 1993 between Zemex Corporation, Zemex Canada Inc., an Ontario corporation and a direct wholly-owned subsidiary of Zemex Corporation, Dundee Bancorp Inc., an Ontario corporation, and Dundee Bancorp International Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dundee Bancorp Inc., with respect to the acquisition of Suzorite Mica Products Inc./(k)/

          (10)(j) Capital Stock Purchase Warrant dated September 14, 1993 issued to Dundee Bancorp International Inc. pursuant to the Stock Purchase Agreement referred to in 10(i)./(k)/

          (10)(k) Registration Rights Agreement dated September 14, 1993 between Zemex Corporation and Dundee Bancorp International Inc./(k)/

          (10)(l) Asset Purchase Agreement dated September 3, 1993 between U.S. Silica Company, The Feldspar Corporation and Zemex Corporation with respect to the sale of the Virginia aplite facility./(l)/

          (10)(m) Stock Purchase Agreement dated November 15, 1993 between Americo Malay Mineral Company and Zemex Corporation with respect to the sale of 2,500,002 common shares of Perangsang Pasifik Senderian Berhad, a corporation organized and existing under the laws of the Federal Republic of Malaysia./(l)/

          (10)(n) Suzorite Mica Product Inc.'s Mining Lease dated August 25, 1975 between the Province of Quebec and Marietta Resources International Ltd./(l)/

          (10)(o) Stockholders Agreement dated June 10, 1994 among Alumitech, Inc., Clarion Capital Corporation, DCC Equities Limited and Moshe Dan Yerushalmi, John Hocevar and Terrance Hogan and Zemex Corporation./(m)/

          (10)(p) Asset Purchase Agreement dated December 7, 1994 between Whittaker, Clark & Daniels, Inc., Clark Minerals, Inc., Cherokee Minerals, Inc. and Pioneer Talc Company and Suzorite Mineral Products, Inc. and Zemex Corporation./(g)/

          (21)     Subsidiaries of the Registrant./(b)/

          (23)(a)  Consent of Stikeman Elliott (Included in Exhibit (5))./(c)/

          (23)(b) Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Canada Corporation./(b)/

          (23)(c) Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Corporation./(b)/

          (24)(a)  Power of Attorney--William J. vander Heuvel/(b)/

          (24)(b)  Power of Attorney--R. Peter Gillin/(b)/

          (27)     Financial Data Schedule /(b)/

_________________________

(a) Annex A to the Proxy Statement/Prospectus included in this Registration Statement.
(b)  Filed herewith.
(c)  To be filed by amendment.

(d) Incorporated by reference from Zemex Corporation Form 10-K filed March 31, 1990.
(e) Incorporated by reference from Zemex Corporation Form 10-K filed March 31, 1991.
(f) Incorporated by reference from Zemex Corporation Form 10-K filed March 31, 1993.
(g) Incorporated by reference from Zemex Corporation Form 10-K filed March 30, 1995.
(h) Incorporated by reference from Zemex Corporation Form 10-K filed March 31, 1998.
(i) Incorporated by reference from Zemex Corporation's Registration Statement on Form S-2, Registration No. 33-7774, filed on August 5, 1986.
(j) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1992.
(k) Incorporated by reference from Zemex Corporation's Current Report on Form 8-K filed September 7, 1993.
(l) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1994.
(m) Incorporated by reference from Zemex Corporation's Registration Statement on Form S-1, Registration No. 33-82638, filed on August 22, 1994.


     (2)  Financial Statement Schedules
          -----------------------------

          None

     (c)  Report on Appraisal
          -------------------

          None


ITEM 22.  UNDERTAKINGS

          (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (c)    That every prospectus (i) that is filed pursuant to paragraph
(b) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (g) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto on the 1st day of October, 1998.

                                 ZEMEX CANADA CORPORATION


                                 By: /s/ Richard L. Lister
                                    -------------------------------------
                                    Richard L. Lister
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Lister, Patricia K. Moran, Jay C. Kellerman and Ronald R. Levine, II, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Zemex Canada Corporation), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                    CAPACITY                       DATE
 /s/ Peter Lawson-Johnston    Chairman of the Board                    October 1, 1998
----------------------------
Peter Lawson-Johnston

 /s/ Richard L. Lister        President, Chief Executive Officer and   October 1, 1998
----------------------------  Director (Principal Executive Officer)
Richard L. Lister

 /s/ Allen J. Palmiere        Vice President and Chief Financial       October 1, 1998
----------------------------  Officer (Principal Financial and
Allen J. Palmiere             Accounting Officer)

 /s/ Paul A. Carroll          Director                                 October 1, 1998
----------------------------
Paul A. Carroll

 /s/ Morton A. Cohen          Director                                 October 1, 1998
----------------------------
Morton A. Cohen

 /s/ John M. Donovan          Director                                 October 1, 1998
----------------------------
John M. Donovan

 /s/ Thomas B. Evans          Director                                 October 1, 1998
----------------------------
Thomas B. Evans

 /s/ Garth A.C. MacRae        Director                                 October 1, 1998
----------------------------
Garth A.C. MacRae

 /s/ Patrick H. O'Neill       Director                                 October 1, 1998
----------------------------
Patrick H. O'Neill

                              Director                                 October 1, 1998
----------------------------
William J. vander Heuvel

                              Director                                 October 1, 1998
----------------------------
R. Peter Gillin

                                 EXHIBIT INDEX

EXHIBIT                                                                 PAGE NO.
-------                                                                 --------


(a)      Exhibits
         --------

(3)(c)   Bylaw No. 1 of Zemex Canada Corporation./(b)/

(21)     Subsidiaries of the Registrant./(b)/

(23)(b) Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Canada Corporation./(b)/

(23)(c) Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Corporation./(b)/

(24)(a)  Power of Attorney--William J. vander Heuvel./(b)/

(24)(b)  Power of Attorney--R. Peter Gillin./(b)/

(27)     Financial Data Schedule./(b)/



_________________________

(b)  Filed herewith.